                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
   (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or 240.14a-12

                             OneWorld Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

             N/A
--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

             N/A
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

             N/A
--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

             $2,330,000.00
--------------------------------------------------------------------------------

     (5)  Total fee paid:


             $466.00 ($466.00 Previously Paid)

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

             N/A
--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

             N/A
--------------------------------------------------------------------------------

     (3)  Filing Party:

             N/A
--------------------------------------------------------------------------------

     (4)  Date Filed:

             N/A
--------------------------------------------------------------------------------

                             ONEWORLD SYSTEMS, INC.
                            1144 EAST ARQUES AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 21, 2000


To the Stockholders of OneWorld Systems, Inc.:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of OneWorld Systems, Inc., a Delaware corporation (the "Company"), will be held on April 21, 2000 at 9:00 a.m. local time at the offices of Wilson Sonsini Goodrich & Rosati, P.C. located at 975 Page Mill Road, Palo Alto, California, for the following purposes as more fully described in the Proxy Statement accompanying this
Notice:


     1. To approve and adopt that certain Asset Purchase Agreement dated February 7, 2000, as amended (the "Agreement") and the transactions contemplated thereby, substantially as described in the Proxy Statement accompanying this Notice, pursuant to which Tut Systems, Inc., a Delaware corporation ("Buyer"), will purchase from the Company substantially all of the Company's assets (collectively, the "Assets").

     2. To approve and adopt the Plan of Dissolution of the Company.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


     Whether Proposals 1 and 2 are approved, and a dissolution of the Company takes place, or Proposals 1 and 2 are rejected, and the Company files for bankruptcy, the Company expects the holders of the Company's Common Stock will lose their entire investment.


     Information relating to the above matters is set forth in the attached Proxy Statement. In addition, the Company has included with the attached Proxy Statement copies of certain recent Company press releases containing information related to the above matters. The Board of Directors has fixed the close of business on February 23, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof. Both the approval of the Agreement and the approval of the Plan of Dissolution require the affirmative vote of i) the holders of a majority of the outstanding shares of the Company's Common Stock and Series A Preferred Stock, voting together as a single class, and ii) the holders of a majority of the outstanding shares of the Company's Series A Preferred Stock voting separately as a class.

                                          By Order of the Board of Directors

                                          /s/ Marc E. Linden

                                          Marc E. Linden
                                          Secretary
Sunnyvale, California

March 21, 2000


     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU STILL MAY VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                             ONEWORLD SYSTEMS, INC.
                            1144 EAST ARQUES AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL


     The enclosed proxy is solicited on behalf of the Board of Directors of OneWorld Systems, Inc., a Delaware corporation (the "Company"), for use at the Special Meeting of Stockholders to be held on April 21, 2000, at 9:00 a.m. local time (the "Special Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C. located at 975 Page Mill Road, Palo Alto, California. The Company intends to mail this proxy statement and accompanying proxy card on or about March 21, 2000, to all stockholders entitled to vote at the Special Meeting.


VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock and Series A Convertible Preferred Stock at the close of business on February 23, 2000 will be entitled to notice of and to vote at the Special Meeting. At the close of business on February 23, 2000, the Company had outstanding and entitled to vote 4,465,226 shares of Common Stock and 1,162,505 shares of Series A Convertible Preferred Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting, and each holder of Series A Convertible Preferred Stock will be entitled to one vote for each share held on each matter to be voted upon at the Special Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. In addition, the Company anticipates engaging a proxy solicitor to assist it in obtaining proxies.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company not later than February 20, 2000 to be included in the proxy statement and proxy relating to that Annual Meeting.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. The proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1144 East Arques Avenue, Sunnyvale, California 94086, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                                   PROPOSAL 1

                             APPROVAL OF ASSET SALE

     At the Special Meeting, stockholders are being asked to approve the Asset Sale (as defined herein) pursuant to the Asset Purchase Agreement which has been entered into on February 7, 2000, as amended (the "Agreement") between the Company and Tut Systems, Inc., a Delaware corporation ("Buyer"). Pursuant to the terms of the Agreement, the Company will sell to Buyer, and Buyer will purchase from the Company, substantially all of the Company's assets (such assets are herein after referred to as the "Transferred Assets" and this transaction is herein after referred to as the "Asset Sale").

THE PARTIES

     Buyer has its principal address at 2495 Estand Way, Pleasant Hill, California 94523, telephone number (925) 682-6510. Buyer's principal business is the design, development and marketing of advanced communications products which enables data to be transmitted at high speeds over the copper wires used by telephone companies, as well as the copper telephone wires found in homes, businesses and other buildings.

     The Company is a Delaware corporation having its principal address at 1144 East Arques Avenue, Sunnyvale, California 94086, telephone number (408) 523-1100. The Company develops and manufactures products that enhance and simplify wide-area data communications for the small and medium sized office market.

     Prior to negotiations in connection with the Agreement, there have been no material contracts, arrangements, understandings, relationships, negotiations or transactions between the Company and any of its affiliates and the Buyer and any of its affiliates.

PRINCIPAL TERMS OF THE AGREEMENT

  Assets Affected

     The Company shall sell to the Buyer the Transferred Assets, which constitute substantially all of the assets of the Company other than cash and accounts receivable. The Transferred Assets include the Company's property and equipment, intellectual property, sales and marketing information, and research and development assets.

  Consideration

     At the Closing, the Company is obligated to deliver to the Buyer the Transferred Assets and the Buyer shall pay the Company $2.33 million in cash.

  Preferential Rights of Series A Convertible Preferred Stock

     The holder of the Series A Convertible Preferred Stock have certain preferential rights, including the right to receive distributions upon dissolution or liquidation in preference to the holders of the Common Stock. These preferential rights provide that the holders of Series A Convertible Preferred Stock will receive up to approximately $3.11 million of any such distribution prior to any amount being distributed to the holders of Common Stock. As such, the Company believes that all proceeds of the Asset Sale, and the subsequent liquidation of the Company's assets, will accrue to the holders of Series A Convertible Preferred Stock only.

  Representations and Warranties

     The Company and Buyer have made certain representations and warranties to each other which relate to, among other things, each party's organization and qualification, authority and liabilities, SEC reports and financial statements, dealings with brokers and disclosure of material information, absence of certain changes and undisclosed liabilities. In addition, the Company has made certain additional, standard representations and warranties regarding the character and quality of the Transferred Assets.

  Covenants

     Until the closing of the Asset Sale, the Company has agreed not to engage in certain activities including, among other things not to: (i) amend any employment, bonus, severance, or retirement contract or arrangement, or increase any salary or other form of compensation payable or to become payable to any of the Company's employees to which Buyer wishes to offer employment (the "Transferred Employees"); (ii) purchase, lease or otherwise acquire any real estate or any interest therein that would be assumed by Buyer; (iii) sell, lease, or otherwise dispose of any of the Transferred Assets; (iv) incur any liability, guarantee or obligation that would be assumed by Buyer; (v) place or permit to be placed any Lien on any of the Transferred Assets, other than statutory liens arising in the ordinary course of business; (vi) make or authorize any amendments to the Company's Charter or Bylaws preventing the consummation of the transactions contemplated by the Agreement; (vii) make an investment in property, plant, equipment and other items of capital expenditure that would be transferred to Buyer; (viii) fail to protect the character, quality and transferability of the Transferred Assets, including without limitation, the intellectual property to be transferred, at the same level of care that the Company takes with its intellectual property.

     The Company has agreed to give Buyer and its representatives full and free access to all properties, assets, books, contracts, commitments and records of the Company. It is understood and agreed by Buyer that any request for information relates solely to the Transferred Assets and the Company's ability to transfer the same.

     The Buyer has entered into employment relationship with a number of the Company's employees, the Transferred Employees, whereby, upon the close of the Asset Sale, Buyer will assume the employment of, and preserve the tenure and continuity of employment of these Transferred Employees.

     In addition, the Company has agreed not to engage in discussions or negotiations of any level with any other person or entity regarding the sale of the Transferred Assets prior to the termination of the Agreement, except in the event that the Company receives an unsolicited offer for the sale of the Company or the Company's Transferred Assets which is superior to the Agreement with Buyer in satisfaction of the fiduciary obligations to the Company's stockholders.

  Conditions Precedent to Closing of Asset Sale

     Buyer's obligations to consummate the Agreement and the transactions contemplated thereby are subject to the satisfaction of certain standard conditions to Closing.

  Indemnification

     The Company and Buyer have agreed to indemnify each other, and each other's officers, directors, employees, consultants, owners, agents and affiliates, harmless from and in respect to any and all losses which may be sustained or suffered by any of them arising out of or resulting from any breach or inaccuracy of any representation or warranty or the breach of covenants or agreements of the Company and Buyer contained in the Agreement.

  Termination of the Agreement

     The Agreement and the transactions contemplated thereby may (at the option of the party having the right to do so) be terminated at any time on or prior to closing upon the occurrence of certain events, including: (i) by mutual written consent of Buyer and the Company; (ii) by Buyer or the Company if any court of competent jurisdiction shall have issued an order pursuant to the request of a third party restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Agreement; (iii) by Buyer or the Company if the transactions contemplated by the Agreement shall not have been consummated on or before May 30, 2000 or if one of the parties is in material default which cannot be cured by such date, provided, however, that such right to terminate the Agreement shall not be available to any party whose failure to fulfill any obligation of the Agreement has been the cause of, or resulted in, the failure of the transactions contemplated thereby to be consummated on or before such date; (iv) by Buyer or the Company by notice to the other party if the Company either enters into any agreement with a third party that would have a material adverse effect on the Company's ability to perform its obligations under the Agreement, or makes any public announcement of a proposal, plan or intention to enter into such a transaction.

  Effect of Termination


     If the Company elects to voluntarily terminate the Agreement, the Company shall pay the Buyer an amount equal to all amounts paid by Buyer to the Company pursuant to that certain Services Agreement between the Company and Buyer dated December 20, 1999. In the event that the Buyer voluntarily terminates the Agreement, it shall pay to the Company the lesser of $100,000 or the actual expenses incurred by the Company for certain items previously agreed to between the parties. As of March 13, 2000, the Buyer had paid the Company an aggregate of $659,000 for services rendered by Buyer pursuant to the Services Agreement.


BACKGROUND AND BUSINESS RATIONALE

     Beginning in September 1998, the Company was engaged in the development and sale of multi-function communication servers aimed at the small and medium sized business market. Specifically, the Company's products combined fax, remote access and network modem functionality in a single, integrated communications server. In September 1999, the product line was enhanced with the addition of Internet routing capabilities, as well as an ISDN interface that enabled faster connections to the Internet.

     During the first year, sales of the product line failed to grow significantly, and remained at low unit volumes. In March 1999, the Company raised an additional $10 million in financing from two leading venture capital firms, as well as a number of private individuals. This additional capital allowed the Company to continue developing and marketing the product line. However, the sales rate of the product remained at low levels, and the Company continued to be unprofitable.

     In an effort to increase the sales rate of the product line, in September 1999, coincident with the product line enhancements outlined above, the Company changed its sales model from traditional two-tier sales, using distributors and value-added resellers, to a direct sales model, where the OneWorld Systems sales force would take orders directly. In addition, the Company established an Internet store that allowed prospective customers to purchase the Company's products on-line, and significantly reduced the price for the OneWorld servers.


     Due primarily to these efforts, net revenues for the quarter ended December 31, 1999 increased to $162,000, an increase of approximately 98% over net revenues of $82,000 for the quarter ended September 30, 1999. Although the percentage increase in net revenues from quarter to quarter was significant, the relatively small dollar amount fell well below that necessary to fund continued operations.



     Upon further review of the Company's business model as implemented and its results to date, management concluded that net revenues from operations were unlikely to ever increase sufficiently in the future to fund the Company's ongoing operations. Realizing that the funds required to continue conducting the Company's business would have to come from sources other than operations, management and the Board of Directors considered the possibility of financing further operations through a debt or equity securities offering. Management also concluded that without further capital infusions, based on expected revenues from ongoing operations, the Company would most likely be required to file for bankruptcy protection in the near future, arrange for the sale of the Company or disolve.



     The Board of Directors determined that the debt relief available through a bankruptcy reorganization would not solve the revenue shortfalls underlying the Company's continuing losses and that a bankruptcy filing would likely alarm the Company's customer base and precipitate a further potentially substantial decrease in revenues. The Company currently believes it has sufficient funds to pay all of its liabilities in full and the Board of

Directors determined that the commencement of a bankruptcy proceeding was not necessary to distribute the surplus to stockholders. The surplus would be distributed to stockholders in accordance with the same preferences and priorities held by the classes of stock in a bankruptcy proceeding as under the Proposal 2. However, the Board of Directors determined that a bankruptcy proceeding would present a significant risk of increased losses, entail greater expense and delay, thereby diminishing the value of the distribution ultimately received by stockholders.



     After fully reviewing the available options, continuing to operate the Company under its new business model, conducting a debt or equity offering, filing bankruptcy, or arranging for the sale of the Company or its assets, the Board of Directors reached the following conclusions:



     - even if additional financing could be obtained upon acceptable terms, it would not provide a long term solution for the Company, as operations would continue to generate net losses for the foreseeable future;



     - the most prudent course for the Company would be to sell the Company to a third party, or to sell its assets to a third party; and



     - dissolution of the Company, thereby avoiding the need for a bankruptcy filing and allowing for the orderly wind-up of the Company's affairs, was the best way to preserve stockholder value.



     Accordingly, the Company contacted a variety of entities it regarded as potential purchasers of the Company or its assets. Of the parties contacted, only Buyer made a formal proposal to the Company. The proposal was for the purchase of the assets only. After negotiation and consideration of Buyer's proposal, the Board of Directors determined that the sale of the Company's assets to Buyer as proposed was in the best interest of the Company and its stockholders.


SERVICES AGREEMENT

     The Company and Buyer have entered into a Services Agreement dated December 20, 1999, whereby the Company has agreed to provide Buyer with employee, management, and facility services. The term of the agreement is from December 20, 1999 until the earlier of April 14, 2000 or the close of the Asset Sale. Buyer has agreed to pay the Company fees for employee services in the amount of the out-of-pocket employee costs including among others, salary, wages, vacation accruals, taxes, benefits, etc. Additionally, the Buyer has agreed to pay a management fee to the Company for management services, including among others, telecom, office and computer supplies, hardware and software maintenance, and insurance.

ACCOUNTING TREATMENT

     The Asset Sale will be treated as a sale for financial reporting and accounting purposes, in accordance with generally accepted accounting principles.

CERTAIN INCOME TAX CONSEQUENCES

     The following is a general discussion of certain of the expected U.S. federal income tax consequences of the disposition of the assets of the Company pursuant to the Asset Sale in exchange for cash. Stockholders of the Company should also be aware that the tax consequences of the transactions are governed by the Internal Revenue Code of 1986, as amended, and interpretations, rulings and regulations which are subject to change, including changes which may be applied retroactively.


     The Company will recognize a gain on the proposed sale reportable on the Company's income tax returns for the fiscal year ending March 31, 2001. The Company expects to fully offset the gain with the current year net operating loss.



     However, if the gain exceeds the current year operating loss, the Company may incur alternative minimum tax (AMT) due to limitations on the utilization of prior year net operating loss carryovers within the AMT system.

     The above tax discussion was developed by the Company after consultation with its tax and legal advisors.

SELECTED FINANCIAL DATA

     The following selected financial information for the years ended March 31, 1995 through March 31, 1999 is derived from the Company's consolidated financial statements, which have been audited by the Company's independent auditors. The information set forth below is qualified by reference to and should be read in conjunction with the Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in the Company's Form 10-K filed on June 29, 1999 which is incorporated by reference in this Proxy Statement.

                                                           FISCAL YEARS ENDED MARCH 31,
                                                --------------------------------------------------
                                                  1999      1998       1997       1996      1995
                                                --------   -------   --------   --------   -------
                                                       IN THOUSANDS, EXCEPT PER SHARE DATA
STATEMENT OF OPERATIONS DATA(2)
  Net revenue.................................  $ 13,067   $61,468   $ 90,174   $136,941   $80,021
  Income (loss) from operations...............   (11,548)   (8,973)   (42,029)    16,154    (3,239)
  Income (loss) from continuing
     operations(1)............................    (5,152)   (4,709)   (35,852)    12,148    (6,206)
  Income (loss) from discontinued
     operations...............................        90     1,331     (4,029)    (3,312)   (1,466)
  Net income (loss)...........................    (5,062)   (3,378)   (39,881)  $  8,836   $(7,672)
  Basic earnings per share:(3)
     Income (loss) from continuing
       operations.............................  $  (2.90)  $ (2.77)  $ (21.29)  $   7.35   $ (4.24)
     Net income (loss)........................  $  (2.85)  $ (1.99)  $ (23.68)  $   5.35   $ (5.24)
     Shares used in computing income (loss)
       per share..............................     1,779     1,701      1,684      1,653     1,463
  Diluted earnings per share:(3)
     Income (loss) from continuing
       operations.............................  $  (2.90)  $ (2.77)  $ (21.29)  $   6.80   $ (4.24)
     Net income (loss)........................  $  (2.85)  $ (1.99)  $ (23.68)  $   4.95   $ (5.24)
     Shares used in computing income (loss)
       per share..............................     1,779     1,701      1,684      1,786     1,463
BALANCE SHEET DATA
  Working capital (deficit)...................  $  9,100   $   233   $ (3,760)  $ 36,402   $28,468
  Total assets................................    12,128    17,973     35,200     72,035    53,722
  Total liabilities...........................     2,592    13,628     27,850     24,204    17,587
  Stockholders' equity........................  $  9,536   $ 4,345   $  7,350   $ 47,831   $36,135

---------------
(1) In the second quarter of fiscal 1997, the Company adopted a formal plan to discontinue the operations of its enterprise network server operation based in the United Kingdom (formerly the Company's ISDN Division). Therefore, operating results for the ISDN Division are classified as discontinued operations on the Company's Consolidated Statements of Operations, and all periods have been restated accordingly.

(2) In the first quarter of fiscal 1999, the Company sold its single-user modem operations and refocused its efforts on communication server products. Results of operations prior to and including June 1998 are primarily related to the Company's former single user modem business. Financial results after that date are primarily attributable to the Company's communications server product offerings.

(3) On June 23, 1999, the Company adopted a one-for-ten reverse stock split effective July 6, 1999. Earnings per share data has been retroactively restated to adjust for the effect of the reverse stock split.

     The selected consolidated financial data has been derived from, and should be read in conjunction with, the related Consolidated Financial Statements contained in the Company's Form 10-K filed on June 29, 1999.

     The information set forth below is qualified by reference to and should be read in conjunction with the Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," for the applicable periods contained in the Company's Form 10-Q's filed on August 12, 1999, November 12, 1999, and February 14, 2000, which are incorporated by reference in this Proxy Statement.

                                                              FISCAL YEAR 2000
                                              ------------------------------------------------
                                              FIRST QUARTER    SECOND QUARTER    THIRD QUARTER
                                              -------------    --------------    -------------
                                                    IN THOUSANDS, EXCEPT PER SHARE DATA
STATEMENT OF OPERATIONS DATA
  Net revenue...............................     $   150          $    82           $   162
  Loss from operations......................      (2,928)          (2,727)           (3,021)
  Loss from continuing operations...........      (2,583)          (2,671)           (2,964)
  Net loss..................................      (2,583)          (2,671)           (2,803)
  Basic and diluted earnings(1)
     Loss from continuing operations........     $ (1.02)         $ (0.61)          $ (0.66)
     Net loss...............................     $ (1.02)         $ (0.61)          $ (0.63)
     Shares used in computing loss per
       share................................       2,524            4,359             4,468
BALANCE SHEET DATA
  Working capital...........................     $ 6,474          $ 3,837           $ 1,128
  Total assets..............................       9,022            6,138             2,648
  Total liabilities.........................       2,066            1,852             1,165
  Stockholders' equity......................     $ 6,956          $ 4,286           $ 1,483

---------------
(1) On June 23, 1999, the Company adopted a one-for-ten reverse stock split effective July 6, 1999. Earnings per share data has been retroactively restated to adjust for the effect of the reverse stock split.

     The selected consolidated financial data has been derived from, and should be read in conjunction with, the related Form 10-Q's filed by the Company on August 12, 1999, November 12, 1999, and February 14, 2000.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma condensed consolidated balance sheet at March 31, 1999, and the discussion of the unaudited pro forma condensed consolidated statements of operations data for the fiscal year ended March 31, 1999 and the nine months ended December 31, 1999 give pro forma effect to the estimated financial impact of the Asset Purchase Agreement (the "Agreement"). The pro forma condensed consolidated balance sheet at March 31, 1999 gives pro forma effect to the Agreement as if the transaction it contemplates was consummated on March 31, 1999. The discussion of the unaudited pro forma condensed consolidated statements of operations data for the fiscal year ended March 31, 1999 and the nine months ended December 31, 1999 present the results of operations of the Company as if the transaction contemplated in the Agreement occurred on April 1, 1998.

     The unaudited pro forma information is based on the historical consolidated financial statements of the Company giving effect to the assumptions and adjustments set forth in the following notes and discussions. The overall assumption has been made that the effect of the Agreement would have been to transfer the substantial majority of the Company's assets and operating activities and associated revenues, assets (excluding cash and any tax related benefits) and liabilities, and a significant amount of related expenses to the Buyer. The Company would have retained no marketable products, corporate general and administrative activities, and associated expenses, assets and liabilities, henceforth referred to as the "Retained Business". Further, the unaudited pro forma information assumes that the Retained Business has no going concern and will dissolve subsequent to the Asset Sale.

     The unaudited pro forma condensed financial data and discussions have been prepared by Company management and are not necessarily indicative of how the Company's balance sheet and operating results would have been presented had the transaction contemplated in the Agreement been consummated on the assumed dates, nor are they necessarily indicative of the presentation of the Company's balance sheet and statements of operations for any future period. The unaudited pro forma condensed consolidated balance sheet at March 31, 1999, and the discussion of the unaudited pro forma condensed consolidated statements of operations data should be read in conjunction with the financial statements and related notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Form 10-K and Form 10-Q, annexed herein.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                                       MARCH 31, 1999
                                                          ----------------------------------------
                                                           COMPANY       PRO FORMA       PRO FORMA
                                                          HISTORICAL    ADJUSTMENTS       RESULTS
                                                          ----------    -----------      ---------
ASSETS
Current assets:
  Cash and cash equivalents.............................   $ 11,175       $2,330(A)      $ 13,505
  Accounts receivable, net..............................         79          (79)(B)           --
  Inventory, net........................................        184         (184)(B)           --
  Other current assets..................................        254                           254
                                                           --------       ------         --------
          Total current assets..........................     11,692        2,067           13,759
Property and equipment, net.............................        268         (268)(C)           --
Other assets............................................        168         (168)(B)           --
                                                           --------       ------         --------
          Total assets..................................   $ 12,128       $1,631         $ 13,759
                                                           ========       ======         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................   $    796                      $    796
  Accrued and other liabilities.........................      1,796                         1,796
                                                           --------       ------         --------
          Total current liabilities.....................      2,592           --            2,592
                                                           --------       ------         --------
Stockholders' equity:
  Convertible preferred stock...........................          3                             3
  Common stock..........................................         25                            25
  Additional paid-in capital............................     53,488                        53,488
  Accumulated deficit...................................    (43,980)       1,631(D)       (42,349)
                                                           --------       ------         --------
          Total stockholders' equity....................      9,536        1,631           11,167
                                                           --------       ------         --------
          Total liabilities and stockholders' equity....   $ 12,128       $1,631         $ 13,759
                                                           ========       ======         ========

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
---------------
(A) The Company will receive total consideration of $2.33 million on the Closing Date. The consideration will be in cash on the Closing Date. These pro forma calculations assume that had the transaction been consummated on March 31, 1999 the purchase price would not have been reduced based upon the Company's net current asset position at that time.

(B) As stipulated in the Agreement, the Buyer will purchase all of the Company's current assets with the exception of cash, accounts receivable, tax assets, and certain corporate assets. This adjustment represents the net value of those assets which would have been transferred to the Buyer as well as the increase of certain reserves for assets retained that may become impaired as a result of the dissolution of the Company.

(C) The Agreement stipulates that the Buyer will purchase property and equipment of the Company. This adjustment represents an estimate of the net book value of the property and equipment that is to be transferred to the Buyer.

(D) This adjustment represents the amount of the gain that would have been realized had the transaction been consummated on March 31, 1999. No income tax expense associated with the gain has been assumed, given the Company's available tax benefits. The actual amount of the gain will not be determined until the actual Closing Date. While the Company expects to realize a substantial gain upon Closing, it believes that gain will be materially less than the amount of this pro forma adjustment.

DISCUSSION OF THE UNAUDITED PRO FORMA DISCUSSION OF CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA

     The assets being purchased by the Buyer include products which represent the overwhelming majority of the Company's consolidated revenues. For the year ended March 31, 1999 these products accounted for approximately 5% of the Company's reported net revenues, and for the nine months ended December 31, 1998, approximately 100%. The remaining 95% of the net revenue reported for the year ended March 31, 1999 were attributable to the Modem business products which were sold to Boca Research, Inc. on June 18, 1998. Similarly, these products represent the overwhelming majority of the Company's gross profit. For the year ended March 31, 1999 these products accounted for in excess of 13% of the Company's reported gross profit, and for the nine months ended December 31, 1998, approximately 100%. The remaining 87% of the gross profit reported for the year ended March 31, 1999 were attributable to the Modem business products which were sold to Boca Research, Inc. on June 18, 1998. The operations utilizing the assets of the Company being sold to the Buyer are not separate from, nor are they accounted for separately from, the other activities of the Company. Although substantially all of the assets are being sold to the Buyer, the operations of the Company that are not transferred were shared resources including facilities, management, systems, development, marketing and sales personnel and corporate general and administrative functions. Therefore, the Company is unable to accurately estimate the operating expenses associated with the assets being purchased by the Buyer. Had the transaction contemplated in the Agreement been consummated on April 1, 1998, the Company would only have final corporate dissolution activities from that date through the final dissolution of the Company.

     Giving effect to the transaction based on this methodology, for the year ended March 31, 1999 no significant operating expenses would have been incurred since the Company would have ceased operations on April 1, 1998.

     The aforementioned results also do not consider the amount of any gain or loss on the transaction itself that would have been realized had the transaction been consummated on April 1, 1998. The Company expects to realize a gain upon closing, however it believes that gain will be materially less than that implied in these pro forma statements.

     Had the transactions contemplated in the Agreement been consummated on April 1, 1998 it would have had no effect on the Company's provision for income taxes as reported for the fiscal year ended March 31, 1999 and for the nine months ended December 31, 1998.

STOCK PRICES BEFORE AND AFTER ANNOUNCEMENT OF ASSET SALE

     On December 20, 1999, the day preceding the public announcement of the Asset Sale, the high and low sales prices of the Company's Common Stock on the Over the Counter Bulletin Board were $3.063 and $2.125, respectively. The day following the public announcement, December 22, 1999, the high and low sales prices of the Company's Common Stock on the Over the Counter Bulletin Board were $0.625 and $0.500 respectively.

AVAILABILITY OF PRINCIPAL ACCOUNTANTS

     The Company's independent auditors will be available to answer questions at the Special Meeting.

INTERESTS OF CERTAIN PERSONS IN THE MATTERS TO BE ACTED UPON

  Management and Directors

     In September 1997, the Company entered into Change of Control Agreements with the executive officers. Neil Selvin, president and chief executive officer, and Marc Linden, senior vice president and chief financial officer, entered into these agreements with the Company. Pursuant to these agreements, Mr. Selvin and Mr. Linden would be entitled to between 18 and 24 months each of their respective salaries upon a change of Control Transaction or Dissolution of the Company. In December 1999, Mr. Selvin and Mr. Linden agreed to reduce the amounts to which they would otherwise be entitled. Pursuant to these amended Agreements,

Mr. Selvin and Mr. Linden will receive payments of between 6 and 12 months each of their respective salaries upon a qualifying event. Closing of the Asset Sale would be such an event.

  Employees

     As of the close of the transaction, Buyer will assume the employment of the Transferred Employees. It is anticipated that such employees will continue developing the technology, distribution, and assets transferred to Buyer. As a condition of the Agreement, employees hired by Buyer are to be offered a salary no less than their current salary with the Company, including all salary increases given in the ordinary course of business.

     The balance of the employees, including the executive management, will terminate prior to the date of final dissolution of the Company. All such employees, other than Mr. Selvin and Mr. Linden, have been or will be offered severance packages by the Company based upon their current base salary and years of service or specific arrangements.

ANNEXED DOCUMENTS

     To aid the stockholders in their review of information contained herein before voting upon the matters to be decided at the Special Meeting, the Company has attached the following documents as Annexes to this proxy statement:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1999, attached hereto as Annex A;

          2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1999, attached hereto as Annex B;

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE ASSET SALE IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND STRONGLY RECOMMENDS A VOTE IN FAVOR OF THE ASSET SALE.


     Whether Proposals 1 and 2 are approved, and a dissolution of the Company takes place, or Proposals 1 and 2 are rejected, and the Company files for bankruptcy, the Company expects the holders of the Company's Common Stock will lose their entire investment.


                                   PROPOSAL 2

                APPROVAL AND ADOPTION OF THE PLAN OF DISSOLUTION

     Stockholders are being asked to approve the dissolution of the Company and the winding up of its affairs in accordance with the applicable provisions of Subchapter X of Delaware General Law ("Delaware Dissolution Law"). Delaware Dissolution Law provides for the dissolution of a corporation by the filing of a certificate of dissolution with the Delaware Secretary of State after approval by the Board of Directors and the holders of a majority of the outstanding stock of the corporation. Following dissolution, a corporation continues in existence for three years for the sole purpose of winding up its affairs, including: the defense and prosecution of legal actions; the liquidation of its remaining assets; the discharge and satisfaction of its liabilities; and the distribution of any surplus to stockholders.

     Promptly following the close of the sale of substantially all of its assets to Buyer, the Company will formally dissolve by filing a certificate of dissolution with the Delaware Secretary of State. Inasmuch as the sale will substantially complete the liquidation of the property of the Company, the principal tasks remaining to be performed will be the satisfaction of liabilities -- that is, the payment of the debts of the Company -- and the distribution of any remaining property to the stockholders in accordance with the relative priorities and preferences accorded to the different classes of outstanding stock. The Company currently is not engaged in any litigation and does not anticipate engaging in any litigation in the future.

     Delaware Dissolution Law provides that following dissolution, no distribution of corporate assets to a stockholder on account of its shares of stock can occur until all of the liabilities of the corporation have been discharged or adequately provided for. Delaware Dissolution Law provides two alternative procedures for discharging or providing for such liabilities. First,
Section 280 provides that a corporation may proceed by giving a written notice of dissolution to known claimants and publishing such notice in a newspaper of general circulation and then commencing a detailed procedure for resolving claims asserted against the corporation. Alternatively, Section 281(b) provides that a corporation may adopt a plan of distribution pursuant to which it will pay or make reasonable provision for all known claims. The distribution plan must also make such provisions as will be reasonably likely to be sufficient to satisfy disputed claims and claims that are likely to arise or become known within ten (10) years after the date of dissolution. Under either procedure, liabilities of the corporation will be satisfied in the order of their priority if the available funds are insufficient to pay all liabilities in full.

     This proposal contemplates that the Company will comply with the procedures set forth in Section 280. However, the Company will retain the option to proceed under either procedure and the Company may adopt a plan of distribution at any time within three (3) years of this notice if unforeseen circumstances render compliance with all of the requirements of Section 280 impractical. Similarly, while not currently anticipated, the Company will retain the ability to file a petition for relief under the United States Bankruptcy Code if such action become advisable in light of unforeseen circumstances arising before the dissolution process is completed.

     Pursuant to the this proposal, Neil Selvin president and chief executive officer and Marc Linden, senior vice president and chief financial officer will be authorized to supervise the dissolution process and to take all steps to complete the dissolution and winding up of the affairs of the Company. Upon the filing for dissolution of the Company, Mr. Selvin and Mr. Linden will each receive a salary of $1.00 (one dollar) per year. Mr. Linden and Mr. Selvin have the authority to reject claims submitted by claimants as well as settle and admit claims against the Company. Mr. Selvin will be authorized to adopt a plan of distribution or authorize the filing of a petition for relief under U.S. Bankruptcy Code if he deems such action appropriate and advisable in light of unforeseen circumstances.

EFFECTS OF DISSOLUTION


     By effecting a dissolution as contemplated under the Proposal 2, management can wind up the business affairs of the Company in an orderly fashion and achieve a final resolution of the rights and liabilities of its creditors, stockholders, officers and directors. In approving the proposed dissolution the Board of Directors considered other alternatives for winding up the Company, including a petition for relief under the U.S. Bankruptcy Code. However, in anticipation that the sale of substantially all of the assets of Company to Buyer will yield cash proceeds more than sufficient to satisfy the liabilities of the Company in full, the Board of Directors has determined that dissolution under the provisions of Delaware Dissolution Law is the best alternative for winding up the affairs of the Company.



     If the Company were to commence a bankruptcy proceeding, it would most likely file a petition for relief under Chapter 11 of the United States Bankruptcy Code. Under Chapter 11, the Company's management would continue to exercise management and control over the Company's assets. The Company would be required to notify all potential creditors as well as stockholders of the commencement of the Chapter 11 proceeding and prepare and file with the Bankruptcy Court detailed financial disclosure documents. In order to distribute any surplus to stockholders through the Chapter 11 proceeding, the Company would be required to prepare and file with the Bankruptcy Court a Chapter 11 Plan and accompanying Disclosure Statement. The Chapter 11 Plan would have to be accepted by at least one class of creditors or stockholders entitled to vote on it and then confirmed by the Bankruptcy Court. A Chapter 11 proceeding can involve significant legal fees and related expenses, and all such fees and expenses would be paid from the funds that would otherwise be available for distribution to the Company's stockholders.



     A petition for bankruptcy relief would not alter the liquidation preferences and priorities in distribution held by the Company's various classes of outstanding stock. The Board of Directors determined that utilizing a bankruptcy procedure to distribute the surplus to stockholders would entail greater expense and delay and thereby diminish the value of the distribution to stockholders. The Company expects that a bankruptcy proceeding would have no material effect on the interests of the holders of the common stock of the Company, because they will receive no distribution in the event of a dissolution or in a bankruptcy proceeding. However, the Company has determined that a bankruptcy proceeding would be likely to unnecessarily diminish the value of the distribution to the holders of the Series A Convertible Preferred Stock.



     Another advantage of following the procedures set forth in Delaware Dissolution law is the protection extended to stockholders and directors of the corporation. Under Section 282, a stockholder of a dissolved corporation cannot be held liable for certain claims against the corporation except to the extent of the amount, if any, distributed to the stockholder on liquidation. Under
Section 281(c), the directors of a dissolved corporation are not liable for claims against the corporation provided that the requirements of either of the two alternative dissolution procedures have been satisfied.


     As of December 31, 1999 the Company's balance sheet listed assets with a total book value of approximately $2.6 million and liabilities totaling $1.2 million. The Company expect that the sale of the assets to Buyer will yield net cash proceeds of approximately $2.33 million. The Company expects that the proceeds of the sale to Buyer will more than satisfy all the liabilities of the Company and the Company will make a distribution to stockholders in accordance with the preferences and priorities of their class of stock.


     If the transactions contemplated by Proposals 1 and 2 occurred on December 31, 1999, the unaudited pro forma effect on the Company's net assets resulting from the Asset Sale (Proposal 1) and the subsequent Corporate Dissolution (Proposal 2) would be as follows:



                                                              IN THOUSANDS
                                                              ------------
Total assets as of December 31, 1999, as reported...........    $ 2,648
Total liabilities as of December 31, 1999, as reported......     (1,165)
                                                                -------
  Net assets as of December 31, 1999, as reported...........      1,483
Pro Forma effect of the approval of Proposal 1
  Proceeds of sale..........................................      2,330
  Net book value of assets sold.............................       (348)
                                                                -------
Pro Forma net assets as of December 31, 1999................      3,465
Estimated operating expenditures from January 1, 2000
  through the date of dissolution (net of Services
  Agreement)................................................       (400)
Contingent liabilities upon sale or dissolution.............     (1,050)
                                                                -------
Estimated book value available for liquidating
  distributions.............................................    $ 2,015
                                                                =======
Estimated liquidating distributions, in order of preference:
  Creditors.................................................    $    --
  Series A Preferred Stock..................................    $ 2,015
  Common Stock..............................................    $



     The unaudited pro forma effect on the net assets resulting from the Asset Sale and subsequent Corporate Dissolution have been prepared by Company management and are based on historical consolidated financial statements of the Company giving effect to the assumptions and estimates required to approximate the net asset value of the Company at a future date. The actual net asset value of the Company as of dissolution could be materially different than the amount estimate above due to among other things, costs to maintain personnel and outside services should the duration of the dissolution process exceed estimates and the identification of currently unknown creditors with claims against the Company.



     The Company is currently paying all creditors as invoices become due and believes it will have no debts outstanding at the time of dissolution. Therefore the Company does not anticipate that creditors will have a claim against liquidating distributions upon dissolution. The holders of the Series A Preferred Stock have certain preferential rights to the first $3.11 million of any liquidating distribution. Please read the following section, "PREFERENTIAL RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK" for further discussion of these preferential rights. In light of these preferential rights and the amount of proceeds expected from the Asset Sale, the Company does not believe that there will be sufficient assets remaining to make any distribution to Common Stockholders after the liquidating distribution to the holders of the Series A Preferred Stock is made in connection with the dissolution.



     The above discussion in the section titled "EFFECTS OF DISSOLUTION" and the estimates of future liquidation distributions contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify such forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements.



PREFERENTIAL RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK



     The Series A Convertible Preferred Stock has certain preferential rights, including the right to receive distributions in preference to Common Stock upon the dissolution or liquidation of the Company. Currently, these preferential rights provide that the holders of the Series A Preferred Stock will receive 100% of the first $3.11 million of any such distribution before the holders of the Common Stock may receive any amount in such distribution. As the Company expects to receive approximately $2.3 million from the sale of its assets to Buyer, and will be required to satisfy its debts to creditors before making any distribution to stockholders, the Company does not expect that there will be sufficient assets to pay the full liquidation preference to the holders of the Series A Preferred Stock. Any amount available for distribution up to $3.11 million will be distributed ratably to the holders of the Series A Preferred Stock by the Company. Any amount available for distribution in excess of $3.11 million will be distributed ratably among the holders of the Common Stock. The Company currently does not expect that the holders of Common Stock will receive any proceeds from the dissolution of the Company.



CERTAIN INCOME TAX CONSEQUENCES



     The following is a general discussion of certain of the expected U.S. federal income tax consequences to the Company's stockholders of the dissolution of the Company. Stockholders of the Company should be aware that the tax consequences of the dissolution are governed by the Internal Revenue Code of 1986, as amended, and interpretations, rulings and regulations thereof which are subject to change, including changes which may be applied retroactively.



     The Company's Series A Preferred Stock has certain preferential rights with respect to distributions made to stockholders as part of the Company's liquidation or dissolution. Please see the section titled "PREFERENTIAL RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK" for a discussion of these rights and their impact on the stockholders in the event that Proposal 2 is approved.



     The Company expects that stockholders will recognize a capital loss from the dissolution of the Company on their respective income tax returns. The loss for each stockholder will be equal to the amount paid by such stockholder for the shares held, minus the total amount distributed to such stockholder in the dissolution. The Company believes that it is not likely that Common Stockholders will receive any liquidating distribution. For most individual taxpayers and others that maintain a calendar tax year, the loss should be recognized on their 2000 tax return.



     The above discussion of future income tax consequences as a result of the transactions contemplated by this proposal contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify such forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements.



     The above tax discussion is a general discussion of the tax implications to stockholders developed by the Company after consultation with its tax and legal advisors. The actual impact of this transaction on any particular stockholder's income tax return may differ due to capital loss deduction limitations and other factors specific to their particular tax situation. Stockholders should consult their tax professionals for a complete analysis of the effect of this transaction.



     THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE PLAN OF DISSOLUTION IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS, AND STRONGLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE PLAN OF DISSOLUTION.



     Whether Proposals 1 and 2 are approved, and a dissolution of the Company takes place, or Proposals 1 and 2 are rejected, and the Company files for bankruptcy, the Company expects the holders of the Company's Common Stock will lose their entire investment.


                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 28, 2000, with respect to:
(i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the four highest paid executive officers of the Company, and (iv) all directors and executive officers of the Company as a group. Except as set forth below, the address of each individual is the address of the Company as set forth herein.

                                                                                                      COMMON STOCK
                                                                                                   AFTER CONVERSION OF
                                                    SERIES A                                       REMAINING SERIES A
                                                 PREFERRED STOCK            COMMON STOCK             PREFERRED STOCK
                                             -----------------------   -----------------------   -----------------------
                                                SHARES      PERCENT       SHARES      PERCENT       SHARES      PERCENT
                                             BENEFICIALLY      OF      BENEFICIALLY      OF      BENEFICIALLY      OF
            BENEFICIAL OWNER(1)                OWNED(1)     CLASS(2)     OWNED(1)     CLASS(3)     OWNED(1)     CLASS(4)
            -------------------              ------------   --------   ------------   --------   ------------   --------
DIRECTORS AND EXECUTIVE OFFICERS:
  Leonard A. Lehmann(5)....................         --          --         50,798        1.1%        50,798          *
  Neil Selvin..............................         --          --         30,937          *         30,937          *
  Kevin R. Compton.........................    116,250        10.0%       274,795        6.2%       391,045        7.0%
  Kenneth A. Goldman.......................         --          --            400          *            400          *
  Roger Roberts............................         --          --             --         --             --         --
  Marc Linden..............................         --          --            197          *            197          *
  All Directors and Officers as a group (6
    persons)(6)............................    116,250        10.0%       357,127        8.0%       473,377        8.4%
CERTAIN BENEFICIAL OWNERS:
  Hambrecht & Quist(7).....................    499,532        43.0%     1,178,892       26.5%     1,678,424       29.8%
    One Bush St., San Francisco, CA 94104
  Integral Capital Partners(8).............    523,125        45.0%     1,234,574       27.7%     1,757,699       31.2%
    2750 San Hill Road, Menlo Park, CA
      94025

---------------
 *  Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Common Stock subject to options that are currently exercisable or are exercisable within 60 days of the date of this proxy are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership. As of the date of this proxy no options are "in-the-money" and therefore no options are contemplated in the calculation of beneficial ownership.

(2) Percent of Beneficial Ownership is based on 1,162,500 shares of Series A Preferred Stock outstanding as of January 28, 2000.

(3) Percent of Beneficial Ownership is based on 4,465,989 shares of Common Stock outstanding as of January 28, 2000.

(4) Percent of Beneficial Ownership is based upon 5,627,489 shares if Common Stock as of January 28, 2000 assuming a complete conversion of 1,170,365 shares of Series A Preferred Stock into 1,170,365 shares of Common Stock.

(5) Includes 50,798 shares held by Lehmann family trusts.

(6) Includes 116,250 shares held by officers and directors or entities affiliated with officers and directors of the Company.

(7) Based on Schedule 13D filed by Hambrecht & Quist LLC with the Securities and Exchange Commission, dated March 12, 1999, adjusted for the one-for-ten reverse stock split with respect to the Common Stock and the automatic conversion of 62.5% of the Series A Preferred Stock to Common Stock.

(8) Based on Schedule 13D filed by Integral Capital Partners with the Securities and Exchange Commission, dated March 12, 1999, adjusted for the one-for-ten reverse stock split with respect to the Common Stock and the automatic conversion of 62.5% of the Series A Preferred Stock to Common Stock.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Marc E. Linden

                                          Marc E. Linden
                                          Secretary


March 21, 2000

                             AVAILABLE INFORMATION

     The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, NY 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. The Company's Common Stock is quoted on Over The Counter Bulletin Board (OTCBB).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the SEC by the Company (File No. 0-23260) pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1999; and

     2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1999, September 30, 1999, and December 31, 1999; and

     3. The Company's Current Report on Form 8-K filed on December 27, 1999.

     All documents and reports subsequently filed with the SEC by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement prior to the date of the Special Meeting of the Company's Stockholders shall be deemed to be incorporated by reference in this Proxy Statement and to be part hereof from the dates of filing of such documents and reports.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS AND SCHEDULES TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS AND SCHEDULES ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE ALSO AVAILABLE, WITHOUT CHARGE, UPON WRITTEN REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT HAS BEEN DELIVERED, FROM ONEWORLD SYSTEMS, INC., 1144 EAST ARQUES AVENUE, SUNNYVALE, CALIFORNIA, 94086, ATTENTION: INVESTOR RELATIONS.

                                  UNITED STATES
                       SECURITIES AND EXCHANGES COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                                    FORM 10-K

       [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                    FOR THE FISCAL YEAR ENDED MARCH 31, 1999

                                       OR

          [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

               FOR THE TRANSITION PERIOD FROM _________ TO _________

                        COMMISSION FILE NUMBER 000-23260

                               -------------------

                             ONEWORLD SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        State of Incorporation: Delaware
                   IRS Employer Identification No.: 94-3095680

                             1144 East Arques Avenue
                            Sunnyvale, CA 94086-4602
                                 (408) 523-1100

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act: Common Stock, $0.001 Par Value

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the proceeding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO [ ]

         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K (Section 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Parts III of this Form 10-K of any amendment to this Form 10-K. [ ]

         The aggregate market value of the Common Stock held by non-affiliates of the registrant, based upon the closing price of the Common Stock reported on the National Association of Securities Dealers, Inc. Over the Counter Bulletin Board ("OTCBB") was approximately $12,000,420 as of June 23, 1999.(1)

         The number of shares of Common Stock outstanding as of June 23, 1999 was 25,244,293 (2,524,429 giving effect to a one-for-ten reverse split which will be effective July 6, 1999).

                       DOCUMENTS INCORPORATED BY REFERENCE

         The registrant has incorporated by reference into Part III of this Form 10-K to the extent stated herein portions of the definitive Proxy Statement for the Annual Meeting of Stockholders to be held on August 31, 1999.

-------------------

(1) Excludes 2,657,393 shares of Common Stock held by directors, officers and affiliates as of June 23, 1999.

                             ONEWORLD SYSTEMS, INC.
                           ANNUAL REPORT ON FORM 10-K
                        FOR THE YEAR ENDED MARCH 31, 1999

                                      INDEX

PART I
ITEM 1.   Business .................................................................................   3

ITEM 2.   Properties ...............................................................................  10

ITEM 3.   Legal Proceedings ........................................................................  10

ITEM 4.   Submission of Matters to a Vote of Security Holders ......................................  10

PART II
ITEM 5    Market for Registrant's Common Equity and Related Stockholder Matters ....................  11

ITEM 6    Selected Financial Data ..................................................................  12

ITEM 7    Management's Discussion and Analysis of Financial Condition and Results of Operations ....  13

ITEM 7A   Quantitative and Qualitative Disclosures About Market Risk ...............................  22

ITEM 8    Financial Statements and Supplementary Data ..............................................  23

ITEM 9.   Changes in and Disagreements with Accountants on Accounting and Financial Disclosure .....  38

PART III
ITEM 10.  Directors and Executive Officers of the Company ..........................................  39

ITEM 11.  Executive Compensation ...................................................................  39

ITEM 12.  Security Ownership of Certain Beneficial Owners and Management ...........................  39

ITEM 13.  Certain Relationships and Related Transactions ...........................................  39

PART IV
ITEM 14.  Exhibits, Financial Statement Schedule, and Reports on Form 8-K ..........................  39

--------------------------------------------------------------------------------
                                     PART I
--------------------------------------------------------------------------------
                 IMPORTANT NOTE ABOUT FORWARD-LOOKING STATEMENTS

         This Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify such forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include those set forth in Part II, Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations under the subheading "Additional Risk Factors that Could Affect Operating Results and Market Price of Stock." Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements.

ITEM 1.       BUSINESS

         OneWorld Systems, Inc. (the "Company", "we" or "us") was founded in 1989 and incorporated in Delaware as Global Village Communication, Inc. We develop and manufacture products that enhance and simplify wide-area data communications for the small and medium sized office market. Our OneWorld Network Communications Servers are designed to be versatile, easy-to-use, cost-effective and expandable solutions that combine Internet access and routing, remote access, on-line service access and fax capabilities.

         On June 18, 1998 we completed the sale of substantially all of the assets of our single-user modem product operations, including related accounts receivable, inventory, equipment, intellectual property, and other production and research and development assets, to Boca Research, Inc. ("Boca"). At that time, we changed our corporate strategy to focus on wide-area data communications for small and medium sized offices and changed our name to OneWorld Systems, Inc.

         Until June 18, 1998 we were actively engaged in the single-user modem business, where we were considered a leader in the design, development and marketing of easy-to-use integrated communications products for personal computers with Windows, Macintosh, OS/2 and DOS operating systems. Our products enabled mobile, home office and networked computer users in small and medium sized organizations to communicate efficiently via the Internet with colleagues, customers and suppliers. During this period, we continued to develop and market single-user modem products which included our Teleport modems for Windows and Macintosh desktop computers, PC Card modems for Windows notebook computers, PC Card and PowerPort modems for Macintosh PowerBook notebook computers, products sold to Apple Computers on an OEM basis and OEM versions of Faxworks single user fax software. All these products were sold to Boca in June 1998. Prior to June 18, 1998, these products represented substantially all of our revenue. As a result, we believe that period-to-period comparisons of the results of operations are not meaningful and should not be relied upon as an indication of future performance.

         We are now wholly focused on our new family of communications servers targeted to the small and medium sized office market. These server products combine Internet access and routing, remote access, fax and shared modem capabilities in a single, easy-to-use product. These products, known as the OneWorld Network Communications Server family, were announced on June 8, 1998, and began shipping in September 1998. Our primary source of revenue is now from these products. Revenue from this product line is dependent upon the commercial acceptance of the products, which in turn is dependent upon continued development and technical enhancement of the product, sales and marketing efforts, technical reviews by independent parties, introductions of new technologies, performance of our valued added resellers, distributors and suppliers, and announcements by competitors, among other factors. There can be no assurance we will be successful in our ongoing development efforts or able to introduce technical enhancements and/or new features and functionality in a timely manner. Failure to do so could result in lower customer acceptance of our products and result in our products falling behind competitors' product capabilities, which would have a material adverse effect on sales of our products. Many of our competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base than we do. To sell our new communications server products will require us to significantly expand our value added reseller distribution channel, which is different from that of our former single-user modem product business. There can be no assurances that we will be successful in the continuing development and maintenance of an effective distribution channel for our new products. There can be no assurances that the market place will accept our communications server products. If the sales of our new products are below expectations, our business, financial condition and results of operations will be materially adversely affected.

         With the reliance on revenues from our new communications server products, and our projected expense levels, we do not anticipate profitability in the near-term. In addition, our industry is continually faced with the threat of pricing pressure, which could lead to reductions in the average sales prices for our products and could have a materially adverse affect on gross margins. There is no assurance that we will ever achieve profitability.

         Though we continually seek to further enhance our product offerings and to develop new products, there can be no assurance that these development efforts will result in enhanced or timely new product introductions. Furthermore, there is no certainty that any enhancements or new products will achieve market acceptance. With the announcement of new or enhanced products that could potentially replace current products, customers may defer purchasing currently available products, which could have a materially adverse affect on our results of operations. Although we write off inventory that is considered excessive or obsolete, there can be no assurances that the recorded allowances for such write-offs will be adequate. A material increase in such write-offs and returns over our expectations could have a material adverse effect on our results of operations.

TECHNOLOGY AND PRODUCTS

ONEWORLD NETWORK COMMUNICATIONS SERVERS

         In September 1998 we began shipping the OneWorld Network Communications Server family which integrates hardware, server software and client software elements into a complete solution. Our servers are designed to provide versatile, easy-to-use, cost effective and expandable solutions that will meet the growing communication needs of small and medium sized businesses:

         Versatility. Our family of network communications servers are designed to provide the major wide-area data communications functions required by small and medium sized offices or businesses, including Internet access and routing, sending and receiving faxes, remote access and modem pooling. These capabilities solve a number of business problems for our customers.

            INTERNET ACCESS AND ROUTING: To provide Internet access for each employee, a small business often must purchase individual modems and phone lines for each computer, which can be very costly. Having only one computer set up in the office to access the Internet for all employees can result in delayed access to the Internet.

            OneWorld Network Communications Servers give all employees on the network access to the Internet by sharing fewer phone lines via the OneWorld server. Each employee, at his/her own computer, may dial out via our server to access their Internet service provider. By sharing phone lines, a small business can better utilize its communications equipment while providing shared Internet access to its employees.

            SEND FAX: Faxing is an important part of daily business communications for companies of all sizes. The usual process is to write a document on a computer, print it out, put it on a fax machine and wait until it has gone through. This process takes time and effort away from other important tasks that employees must handle during the day.

            The OneWorld server simplifies these tasks by letting employees fax a document directly from their computer, without the hassle of printing and standing at a fax machine. When the same document needs to be sent to multiple people, a simple click of a mouse button takes care of the process without any user intervention. In addition, our server solutions include award-winning FaxWorks for Windows and GlobalFax for Macintosh fax software with every OneWorld Fax Server and Suite Server product. Designed to be easy to use, our fax software includes everything an employee needs to create fax cover sheets, send single and multiple faxes and track the progress of each fax as it occurs.

            RECEIVE FAX: Tracking down the faxes that are sent to each employee can be a frustrating process. Some faxes are misplaced, some faxes are thrown away and some never show up at your desk when you urgently need them.

            The OneWorld server lets faxes be routed directly to a user's computer just like email. When a fax is received, it shows up in the Fax Inbox for immediate viewing by the recipient. In addition, a fax can be routed to others, can be marked up with notes and highlights for others to see, and can be filed for future reference. With the OneWorld server, faxes won't be lost and will be sent to the right person directly, and in confidence.

            REMOTE ACCESS: Keeping in touch with the office is harder than ever when you are traveling, working from home or from a client's office. Often, employees must be able to check their email, get documents from the company's file server and even fax documents from wherever they are.

            By dialing into the OneWorld server from a remote computer, employees can easily gain access to the company network. Once the OneWorld server verifies the user's identity and privileges, the employee can obtain files, address books, and other information as though they were actually in the office sitting at their desks. In addition, the remote employee can dial back out through the OneWorld server to the company's Internet Service Provider, giving them access to the web as though they were in the office. As a result, the remote employee is able to access all the information needed to keep in communication with co-workers, clients and vendors and keep business moving.

            MODEM POOLING: Employees who must handle specific dial-up functions such as vendor accounts and payroll processing must have a dedicated modem and phone line. When they are not handling these functions, the phone line sits idle.

            The OneWorld Network Communications Servers include modem pooling capabilities that allow all modems in the server to be shared by everyone on the company's network. Whether the modem is used to dial up another modem, server phone lines and modems are dynamically shared between all employees and their specific communications tasks resulting in the need for fewer phone lines and eliminating the need for individual modems.

          All these functions are offered in a single integrated server solution including required end-user client software. In addition, our family of communications servers are the first products to offer all these capabilities simultaneously to both Windows and Macintosh users.

         Expandability. Capacity for future growth has been designed into the OneWorld Network Communications Servers, allowing customers to expand and upgrade the functionality of their server while preserving their investment. Customers may purchase a server with only the functions they need today and then, at a later date, upgrade to our full suite of functionality through the simple addition of software. New functionality, such as firewalls and support for Virtual Private Networks (VPN's), and other new capabilities can be added in the future through software-only upgrades. To accommodate additional users, a customer can expand the number of ports in a server, or add additional servers. To increase bandwidth for faster Internet access, digital interfaces, including ISDN and DSL, can be added in the future.

         Simplicity. These products are designed to be simple to use and easy for the small office to administer and manage. A Wizard, software designed to simplify installation and configuration, has been developed to guide the small office manager through the process of setting up all the communications functions and user profiles from any PC on the network. Intuitive, graphical administration software simplifies tasks such as adding or deleting users, changing configurations and viewing status and usage. All these tasks can be performed from a central location for single or multiple servers.

         Cost Effectiveness. By integrating multiple wide-area data communications functions, a single OneWorld Network Communications Server can perform the function of three single-function products for a fraction of the price. In addition, we have developed a technology called "Dynamic Port Allocation," that allocates telephone line utilization so that every telephone port is available for every function and can be assigned by the server on demand, and on the fly, with no user or network administrator intervention required. For example, employees can fax by day, and use remote access by night, taking full advantage of the phone lines installed. In contrast to a collection of single function servers, each with their own dedicated phone lines, the result is that users need fewer phone lines and can reduce their monthly telecommunications costs, one of the largest expenses for small and medium sized businesses

          The following table shows the currently available products within our OneWorld Network Communications Server family - Model 5000 series:

--------------------------------------------------------------------------------
ONEWORLD NETWORK COMMUNICATIONS SERVERS - MODEL 5000
--------------------------------------------------------------------------------
         OneWorld Remote Access Server
                  (Remote access, Internet routing and network modem with four 56Kbps modems)
         One World Fax Server
                  (Network fax server and network modem with four 56Kbps modems) OneWorld Suite Server
                  (All capabilities of the Remote Access and Fax servers with four 56Kbps modems)
         OneWorld Suite Upgrade
                  (Upgrades the Remote Access or Fax Server to all the capabilities of the Suite Server)
         4 Port Modem Upgrade
                  (Adds four 56Kbps modems to any of the servers)

         We also offer the OneWorld 100 Communications Servers for Macintosh which provide complete, easy-to-use communications solutions for Macintosh network-based workgroups. The OneWorld Combo server features fax, remote access, and network modem capabilities, giving each user on a Macintosh network the ability to send and receive faxes and dial out on on-line services or bulletin board systems. OneWorld Combo is also a complete Apple Remote Access 1.0/2.0 server that allows offsite Macintosh users to connect to their company network from virtually any location. The OneWorld 100 Fax Server includes both fax and network modem capabilities, and OneWorld 100 Network Modem Server provides network modem capabilities.

LEGACY PRODUCTS

         During fiscal 1999 we also offered FaxWorks Pro LAN and FaxWorks Server NT, network fax server software for use in Windows, OS/2 and Windows NT environments. FaxWorks integrated advanced fax software features into a single user interface, allowing users to send and receive faxes directly from their computer on the network. These products were formally discontinued at the end of calendar 1998.

         Prior to the sale to Boca, we produced single-user modems and proprietary communications software for individual-use systems. These offerings included TelePort modems for Macintosh and Windows desktop computer users, PowerPort modems for Macintosh PowerBook computer users and PC Card (PCMCIA) modems for Macintosh PowerBook and Windows notebook users. On June 18, 1998, the Company sold all of these individual-use products to Boca. We no longer sell any of these products.

SALES AND MARKETING

SALES

         We distribute our current products through a two-tier distribution system. Our products are first sold to national distributors, including Ingram Micro and Tech Data in the United States and Cygcom and EMJ in Canada. These distributors then resell our product to national and regional value added resellers and corporate resellers, particularly those with a focus on serving the small and medium sized office market. We intend to increase the number of participating value added resellers by implementing recruiting, training and support programs aimed at these resellers. There can be no assurance that the Company will be successful in attracting new value added resellers to distribute our products, or that this distribution channel will be a successful one for us. Failure to attract new value added resellers or their inability to sell the products would cause our sales to fall below expectations, and our business, financial condition and results of operations would be materially adversely affected.

         Our inventories are subject to the risk that they may rapidly become obsolete or that quantities of certain products may exceed current or projected demand. While we have continually reserved against inventory that could be considered excessive or obsolete, no assurance can be made that our allowances for such write-offs and returns will be adequate. A material increase in such write-offs and returns over estimated rates could have a material adverse effect on our results of operations.

         We ship products within a short period after receipt of an order. Consequently, we do not anticipate a material backlog of unfilled orders, and revenues in any quarter should be substantially dependent on orders booked in that quarter. Our expense levels are based in part on expectations as to future revenues. Therefore, we may be unable to adjust spending in a timely manner to compensate for any unexpected order or revenue shortfall. Accordingly, any significant shortfall of demand in relation to our expectations or any material delay of customer orders would have an almost immediate adverse effect on our results of operations.

          Our two largest customers accounted for approximately 47% and 17%, respectively, of net revenue in fiscal 1999. Sales to these customers were of our single-user modem products which were sold to Boca on June 18, 1998. Our largest customer in fiscal 1999, an original equipment manufacturer, accounted for approximately 18% of net revenue in fiscal 1998.

         International sales represented approximately 46%, 15%, and 15% of net revenue in fiscal 1999, 1998, and 1997, respectively. Substantially all of these sales were of our single-user modem products, which were sold to Boca on June 18, 1998.

         In addition to domestic sales, OneWorld Communications Servers are sold in Canada, and may in the future be sold in other countries. Risks inherent in our international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, longer accounts receivable payments cycles, difficulties in managing international distributors, potentially adverse tax consequences, repatriation of earnings, the burdens of complying with a wide variety of foreign laws and changes in demand resulting from fluctuations in earnings and from fluctuations in currency exchange rates. In addition, the laws of certain foreign countries do not provide protections for the Company's intellectual property to the same extent as do the laws of the United Sates.

MARKETING

         Our sales activities are complemented with a range of public relations, advertising and marketing programs designed to stimulate customer demand. We believe that reviews and comments by influential trade press, business press, market analysts and user group leaders have a pronounced impact on demand for our products. We conduct regular product strategy briefings and new product previews. Historically, we have enjoyed strong support from the trade press and have received numerous awards for our products. Additionally, we have extensively utilize direct marketing, including direct mail, to identify sales prospects for our products.

         We generally provide a one-year warranty on our server products which provides for the repair or replacement of products determined to be defective. Therefore, we are exposed to the risk of product returns from distributors, direct resellers and end-user customers. As part of the sale of the single-user modem products to Boca, Boca assumed all warranty liabilities for both the installed and future shipments of the products lines which it purchased.

COMPETITION

         The market for our products is intensely competitive and is characterized by rapidly changing technology, evolving industry communication standards and frequent new product introductions. A number of competitors, including Cisco Systems, Shiva, 3Com and Castelle, among others, offer products that compete with one or more of our communications server products. Our fax server products compete primarily with dedicated fax servers, stand-alone fax machines, electronic mail, and centralized fax systems and software produced by independent manufacturers such as Castelle, AVT and Omtool. Our remote access servers compete with products from Shiva (recently acquired by Intel), 3Com, and others who provide dedicated remote access servers and modem pools. Our Internet access and routing servers compete with competitors such as Cisco and 3Com and many others who provide a wide range of Internet access devices for all sizes of companies. In addition, these products also compete with a number of smaller competitors who are focused on the small to medium sized business market, including Ramp Networks, Netopia and others. Other companies in the personal computer industry, such as modem vendors, remote access server vendors, communications software vendors, fax machine manufacturers and personal computer manufacturers, could seek to expand their product offerings by designing and selling products using competitive technology that could render obsolete or have a material adverse effect on sales of future products.

         Many of our competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than us. In addition, the market for our server products can be subject to significant price competition. We may face increasing pricing pressures from current competitors. Accordingly, there can be no assurance that we will be able to provide products that compare favorably with the products of competitors or that competitive pressures will not require us to further reduce prices. Any material reduction in our products' prices could negatively affect gross profit as a percentage of net revenue and could require us to increase unit sales in order to maintain net revenue. There can be no assurance, however, that we would be able to increase unit sales or make up for a short fall. Any failure to increase unit sales or make up for a short fall in net revenue would have a material adverse effect on our financial condition and results of operations.

PROPRIETARY RIGHTS

         We rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We have no patents or patent applications pending. We seek to protect our hardware, software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We seek to protect our brand names under trademark and unfair competition laws. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use proprietary information. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights will be adequate or that competitors will not independently develop similar technology.

         Due to the rapid pace of innovation within the communications software industry, we believe that success in technological leadership is likely to depend more upon the technological, creative, and marketing skills of our personnel, our continued innovation, and customer support than on the various legal means of protecting existing technology.

         We are aware of products or services in addition to our own that are currently marketed under the trademark "OneWorld". There can be no assurance that litigation with respect to these trademarks will not be instituted by any third parties. If any such litigation were successful, we could be required to pay damages and cease all use of a particular trademark. There can be no assurance that any loss of the right to use a trademark would not reduce sales of our product. In any event, even if we were successful in any such litigation, the associated legal and other costs could be substantial. As is customary in our industry, we from time to time receive communications from third parties asserting that our products infringe, or may infringe, the proprietary rights of third parties or seeking indemnification against such infringement. There can be no assurance that any such claims would not result in protracted and costly litigation.

RESEARCH AND DEVELOPMENT

         Our research and development efforts are primarily focused on software development, hardware development, and systems integration. Expenditures for research and development were $5.4 million, $9.7 million, and $12.0 million for the fiscal years ended March 31, 1999, 1998, and 1997, respectively. Customer-sponsored research and development was immaterial during these periods.

         We believe that future success will depend on our ability to enhance our current products and develop new products on a timely and cost effective basis that meet changing customer needs and respond to emerging industry standards and other technological changes. In particular, we must adapt our products to the evolving technological standards of the various computer platforms and new technical standards resulting from increases in data transmission speed and Internet technology evolution. Any failure to anticipate or respond adequately to changes in technology and customer preferences or any significant delay in product development or introduction would have a material adverse effect on our results of operations. Due in part to the factors described above, we are subject to the risk that inventories may rapidly become obsolete or that the quantities carried of certain products exceed current or projected demand. In addition products as complex as those offered by us may contain undetected errors or defects when first introduced or as new versions are released. There can be no assurance that, despite our testing and trials by current and potential customers, errors will not be found in new products after commencement of commercial shipments resulting in a delay in market acceptance or a recall of such products.

MANUFACTURING AND SUPPLIERS

         We purchase fully manufactured and tested units from a "turnkey" manufacturing subcontractor. We believe that although there are a number of alternative contract manufacturers that could produce our products, it could take a significant period of time and result in significant additional expense to qualify an alternative subcontractor and commence manufacturing in the event of a reduction or interruption of production. Therefore, we are highly dependent, on a short-term basis, on the continued relationship with our "turnkey" manufacturing subcontractor and any reduction, interruption, or termination of this relationship could have a material adverse effect on our operating results. Components and manufacturing services are obtained from our supplier on an as-needed basis.

         We have been, and will continue to be, dependent on sole or limited source suppliers for certain key components used in our products, particularly chip sets designed and manufactured by Rockwell International and Motorola. We generally purchase sole or limited source components pursuant to purchase orders placed from time to time in the ordinary course of business and have no guaranteed supply arrangements with any sole or limited source suppliers. Certain component suppliers, such as Rockwell, are also modem manufacturers and, accordingly, could elect to satisfy their internal supply requirements rather than fulfill our purchase requirements. In the past we have experienced delays in product development and difficulties in manufacturing sufficient product to meet demand due to the inability of certain suppliers to meet our requirements for key components, and failure to meet such requirements in the future could have a material adverse effect on our results of operations.

EMPLOYEES

         As of March 31, 1999, we employed a total of 43 persons, including 13 in sales, marketing and customer support, 17 in engineering and product development and 13 in finance, administration and operations. We have one employee located in Canada. None of our employees are represented by a labor union or are subject to collective bargaining agreement. We believe that corporate relations with employees are good. Our future success depends to a significant extent on our senior management and other key employees, including key development personnel. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on our results of operations. We also believe that our future success will depend in large part on our ability to attract and retain additional key employees. Competition for such personnel in the computer industry is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel.

EXECUTIVE OFFICERS OF THE COMPANY

               The current executive officers of OneWorld Systems, Inc. and their ages as of March 31, 1999 are as follows:

         Name                              Age              Position
         ---------------------------------------------------------------------------------------------------------
         Neil Selvin                       45               President, Chief Executive Officer and Director
         Leonard A. Lehmann                44               Chairman of the Board
         Marc E. Linden                    38               Senior Vice President  & Chief Financial Officer
         Marsha Raulston                   50               Vice President, Human Resources & Customer Satisfaction

         Neil Selvin has served as President and Chief Executive Officer and director of OneWorld Systems, Inc. since March 1993. From February 1990 to March 1993, he was Director of Marketing at Apple Computer for the PowerBook product family and, prior to that, for Apple's peripherals product line. From 1985 to 1990, Mr. Selvin was employed by Ampex Corporation, a manufacturer of electronics products, most recently as Chief Operating Officer of its Video Systems division and also as business unit general manager and in several marketing management positions. Prior to joining Ampex Corporation, Mr. Selvin held marketing, sales and technical management positions at Varian Associates and Apollo Lasers. Mr. Selvin received a B.A in physics and mathematics from Pomona College, an M.S. in physics from Brown University, and an M.B.A. from Harvard Business School.

        Leonard A. Lehmann has served as Chairman of the Board of OneWorld Systems, Inc. since its founding in June 1989. From January 1993 to March 1996, Mr. Lehmann served as Vice President, Advanced Products and evaluated new technologies and performed strategic planning for the Company. From March 1992 to January 1993, he served as Vice President, Engineering of the Company. From June 1989 to March 1992, he served as the Company's Chief Executive Officer. Mr. Lehmann was also a founder of DigiRad Corporation, a medical imaging company, and GreenSpring Computers, Inc., an industrial computer manufacturer. Mr. Lehmann received a B.S. in electrical engineering from Cornell University, and a M.S. and Ph.D. in electrical engineering from Stanford University.

        Marc E. Linden became OneWorld Systems' Vice President and Chief Financial Officer in July 1997. Mr. Linden joined the Company in June 1996 as Vice President of New Business Development. From October 1992 to June 1996, Mr. Linden was Director of Business Development and Planning of Octel Communications, a voicemail equipment manufacturer. From 1987 to 1992, he was employed as a consultant with McKinsey & Co. Mr. Linden received a B.A. in Economics from the University of California Berkeley, and an M.B.A from Harvard Business School.

        Marsha Raulston became OneWorld Systems' Vice President, Customer Satisfaction in January 1994 and, in January 1997, also assumed responsibility for Human Resources. From October 1991 to January 1994, Ms. Raulston was Vice President of Customer Service of Intuit, a personal finance software company. From 1987 to October 1991, Ms. Raulston served as Corporate Coordinator, Quality of Work Life at American Airlines, Inc. and prior to that, she worked for the Citicorp Diners Club, Inc., a credit card issuer. Ms. Raulston holds a B.A. in psychology from Stephens College in Columbia, Missouri and an M.A. in sociology from the University of Nottingham in Nottingham, England.

ITEM 2.     PROPERTIES

         We lease approximately 128,000 square feet of office space for our headquarters in Sunnyvale, California. This facility accommodates administration, finance, sales, marketing, customer satisfaction, engineering, research and development, and distribution. The lease on the facility carries an approximate monthly rent of $106,000 and will expire in April 2000. On average during the fiscal year ended March 31, 1999, approximately 73,000 square feet of this office space was sublet.

         We lease a facility located in Plano, Texas the former location of our manufacturing and distribution operations, consisting of approximately 24,000 square feet. The lease on this space expires in December 2002 and monthly rent is approximately $9,975. All of this space has been sublet following the sale of our single-user modem operations.

         We also lease approximately 21,000 square feet of office space in Marietta, Georgia. This lease expires in January 2000 and the monthly rent is approximately $18,000. Approximately 16,000 square feet is sublet through the end of the lease. We also lease one sales office in Canada.

         We believe that the committed space is adequate for our current needs and that additional space sufficient to meet our needs for the foreseeable future is available on commercially reasonable terms. We have incurred no significant expenses to date related to the compliance with a variety of environmental regulations to which our facilities are subject.

ITEM 3.     LEGAL PROCEEDINGS

         In the ordinary course of business, we may be involved in legal proceedings from time to time. As of the date of this submission, OneWorld Systems, Inc. is not a party to any material litigation and is not aware of any material pending or threatened litigation.

ITEM 4.     SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         No matters were submitted to a vote of the stockholders during the fourth fiscal quarter ended March 31, 1999.

--------------------------------------------------------------------------------
                                     PART II
--------------------------------------------------------------------------------


ITEM 5     MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The following required information is filed as part of the report.

         Our Common Stock is traded on the Over the Counter Bulleting Board ("OTCBB") under the symbol "OWLD." We have not paid dividends to date on our Common Stock, and we do not anticipate paying any cash dividend on the Common Stock in the foreseeable future. On June 23, 1999 we announced that stockholders approved and the Board of Directors subsequently adopted a one-for-ten reverse split effective July 6, 1999. The following table sets for the range of high and low closing prices for the Common Stock, retroactively adjusted for the reverse split:

                                           Low Sales Price     High Sales Price
--------------------------------------------------------------------------------
Fiscal 1999
       First Quarter                         $    5.63            $   12.19
       Second Quarter                             2.81                 7.19
       Third Quarter                              1.25                 5.00
       Fourth Quarter                             1.56                 5.31

Fiscal 1998
       First Quarter                         $   14.38            $   46.25
       Second Quarter                            16.88                35.63
       Third Quarter                             10.00                35.75
       Fourth Quarter                             9.06                27.19

         On March 31, 1999, there were approximately 325 holders of record of the Company's Common Stock. This number does not include beneficial owners of Common Stock whose share are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

ITEM 6       SELECTED FINANCIAL DATA

         The following selected financial information for the years ended March 31, 1995 through March 31, 1999 is derived from our consolidated financial statements, which have been audited by our independent auditors. The information set forth below is qualified by reference to and should be read in conjunction with the Consolidated Financial Statements and related noted thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this report.

                                                                                  Fiscal years ended March 31,
                                                            -------------------------------------------------------------------
In thousands, except per share data                               1999          1998          1997          1996          1995
--------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA(2)
     Net revenue                                             $  13,067     $  61,468     $  90,174     $ 136,941     $  80,021
     Income (loss) from operations                             (11,548)       (8,973)      (42,029)       16,154        (3,239)
     Income (loss) from continuing operations                   (5,152)       (4,709)      (35,852)       12,148        (6,206)
     Income (loss) from discontinued operations(1)                  90         1,331        (4,029)       (3,312)       (1,466)
     Net income (loss)                                          (5,062)       (3,378)      (39,881)    $   8,836     $  (7,672)
     Basic earnings per share:(3)
         Income (loss) from continuing operations            $   (2.90)    $   (2.77)    $  (21.29)    $    7.35     $   (4.24)
         Net income (loss)                                   $   (2.85)    $   (1.99)    $  (23.68)    $    5.35     $   (5.24)
         Shares used in computing income (loss) per share        1,779         1,701         1,684         1,653         1,463
     Diluted earnings per share:(3)
         Income (loss) from continuing operations            $   (2.90)    $   (2.77)    $  (21.29)    $    6.80     $   (4.24)
         Net income (loss)                                   $   (2.85)    $   (1.99)    $  (23.68)    $    4.95     $   (5.24)
         Shares used in computing income (loss) per share        1,779         1,701         1,684         1,786         1,463

BALANCE SHEET DATA
     Working capital (deficit)                               $   9,100     $     233     $  (3,760)    $  36,402     $  28,468
     Total assets                                               12,128        17,973        35,200        72,035        53,722
     Total liabilities                                           2,592        13,628        27,850        24,204        17,587
     Stockholders' equity                                    $   9,536     $   4,345     $   7,350     $  47,831     $  36,135
--------------------------------------------------------------------------------------------------------------------------------

        The selected financial data has been derived from, and should be read in conjunction with, the related Consolidated Financial Statements.

        (1) In the second quarter of fiscal 1997, the Company adopted a formal plan to discontinue the operations of its enterprise network server operation in the United Kingdom (formerly the Company's ISDN Division). Therefore the results for the ISDN division are classified as discontinued operations on the Company's Consolidated Statements of Operation, and prior periods have been restated accordingly.

        (2) In the first quarter of fiscal 1999, the Company sold its single-user modem operations and refocused its efforts on communication server products. Results of operations prior to and including June 1998 are primarily related to the Company's former single user modem business. Financial results after that date are primarily attributable to the Company's new communications server product offerings.

        (3) On June 23, 1999, we announced that our stockholders approved and the Board of Directors subsequently adopted a one-for-ten reverse split effective July 6, 1999. Earnings per share data has been retroactively restated to adjust for the effect of the reverse split.

ITEM 7 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                 IMPORTANT NOTE ABOUT FORWARD-LOOKING STATEMENTS

         This Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify such forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include those set forth in Part II, Item 7 -- Management's Discussion and Analysis of Financial Condition and Results of Operations under the subheading "Additional Risk Factors that Could Affect Operating Results and Market Price of Stock." Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements.

OVERVIEW

         OneWorld Systems, Inc. was founded in 1989 and incorporated in Delaware as Global Village Communication, Inc. We develop and manufacture products that enhance and simplify wide-area data communications for the small and medium sized office market. Our OneWorld Network Communications Servers are designed to be versatile, easy-to-use, cost-effective and expandable solutions that combine Internet access and routing, remote access, on-line service access and fax capabilities.

         On June 18, 1998 we completed the sale of substantially all of the assets of our single user modem product offerings, including related accounts receivable, inventory, equipment, intellectual property, and other production and research and development assets to Boca Research, Inc. ("Boca"). At that time, we changed our corporate strategy to focus on wide-area data communications for small and medium sized offices and changed our name to OneWorld Systems, Inc.

         Until June 18, 1998 we were actively engaged in the single-user modem business, where we were considered a leader in the design, development and marketing of easy-to-use integrated communications products for personal computers with Windows, Macintosh, OS/2 or DOS operating systems.

         We are now entirely focused on our new family of communications server products targeted to the small and medium sized office market. These server products combine Internet access and routing, remote access, fax and shared modem capabilities in a single, easy-to-use product. These products, known as the OneWorld family of Network Communications Servers, were announced on June 8, 1998, and began shipping in September 1998. Our primary source of revenue is now from these products. Revenue from this product line is dependent upon the commercial acceptance of the products, which in turn depends on continued development and technical enhancement of the product, sales and marketing efforts, technical reviews by independent parties, introductions of new technologies, performance of our valued added resellers, distributors and suppliers, and announcements by competitors, among other factors. There can be no assurance we will be successful in our ongoing development efforts or able to introduce technical enhancements and/or new features and functionality in a timely manner. Failure to do so could result in lower customer acceptance of our products and result in our products falling behind competitors' product capabilities, which would have a material adverse effect on sales of our products. Many of our competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base than we do. To sell our new communications server products will require us to significantly expand our value added reseller distribution channel which is different from that of our former single-user modem product business. There can be no assurance that we will be successful in the continuing development and maintenance of an effective distribution channel for our new products. There can be no assurance that the marketplace will accept our communications server products. If the sales of our new products are below expectations, our business, financial condition and results of operations will be materially adversely affected.

         With the reliance on revenues from our new communications server products and our projected expense levels, we do not anticipate profitability in the short-term. In addition, our industry in continually faced with the threat of pricing pressure, which could lead to reductions in the average sales prices for our products and could have a materially adverse affect on gross margins. There is no assurance that we will ever achieve profitability.

         Though we continually seek to further enhance our product offerings and to develop new products, there can be no assurance that these development efforts will result in enhanced or timely new product introductions. Furthermore, there is no certainty that any enhancements or new products will achieve market acceptance. With the announcement of new or enhanced products that could potentially replace current products, customers may defer purchasing currently available products, which could have a materially adverse affect on our results of operations. Although we write off inventory that is considered excess or obsolete, there can be no assurance that the recorded allowances for such write-offs will be adequate. A material increase in such write-offs and returns over our expectations could have a material adverse effect on our results of operations.

         In March 1999 we completed a financing pursuant to a Unit Purchase Agreement, whereby we received $10.1 million in exchange for the issuance of 8,060,000 (806,000 giving effect to the one-for-ten reverse split effective July 6, 1999) shares of Common Stock and 3,100,000 shares of Preferred Stock. Investors included certain affiliates of Integral Capital Partners, certain affiliates of Hambrecht and Quist, and Kevin Compton, a member of the Board of Directors.

         On June 22, 1999 our stockholders approved the proposed amendment to our Certificate of Incorporation to effectuate either a one-for-seven, one-for-ten, or one-for-fourteen reverse stock split. On June 23, 1999, our Board of Directors subsequently adopted a one-for-ten reverse split ratio effective July 6, 1999. The effect of the reverse split has been accounted for where indicated throughout this document.

RESULTS OF OPERATIONS

         The following table sets forth the percentages of revenues represented by certain items in the Company's Consolidated Statements of Operations for the periods indicated:

                                                     Fiscal year ended March 31,
                                                   -----------------------------
                                                     1999       1998       1997
---------------------------------------------------------------------------------
Net revenue                                         100.0 %    100.0 %    100.0 %
Cost of revenue                                      75.4       68.7       89.2
                                                   -----------------------------
   Gross profit                                      24.6       31.3       10.8
                                                   -----------------------------

Operating expenses
   Research and development                          41.2       15.8       13.3
   Marketing and sales                               42.4       22.6       32.0
   General and administrative                        26.2        7.1        8.2
   Restructuring costs                                3.1        0.4        1.4
   Loss from investment in GlobalCenter, Inc.         --         --         2.4
                                                   -----------------------------
       Total operating expenses                     113.0       45.9       57.4
                                                   -----------------------------
       Loss from operations                         (88.4)     (14.6)     (46.6)
                                                   -----------------------------

Other income, net                                    48.8        6.9        0.9
                                                   -----------------------------
   Loss before income taxes                         (39.6)      (7.7)     (45.7)
   Income tax benefit                                 0.2        --         6.0
                                                   -----------------------------
       Loss from continuing operations              (39.4)      (7.7)     (39.8)
                                                   -----------------------------

Income (losss) from discontinued operations           0.7        2.2       (4.5)
                                                   -----------------------------
       Net loss                                     (38.7)      (5.5)     (44.2)
                                                   -----------------------------

NET REVENUE

         On June 18, 1998, the Company sold its single-user modem operations to Boca Research, Inc. This operation accounted for substantially all of the Company's revenues in the current and previous fiscal years. Consequently, the comparisons below should not be relied upon as predictors of future performance.

         Net revenues include revenue from gross shipments, licenses and royalties, less returns and allowances.

                                                      Fiscal year ended March 31,
                                                    ------------------------------
(dollars in thousands)                                 1999       1998       1997
----------------------------------------------------------------------------------
Total net revenue                                    $13,067    $61,468    $90,174
Percentage decrease compared to prior fiscal year        -79%       -32%
----------------------------------------------------------------------------------

         The decrease in net revenue for fiscal 1999 as compared to fiscal 1998 was primarily attributable to our sale of the modem operation. We sold no modem business products after the close of the transaction with Boca on June 18, 1998. Net revenue for fiscal year 1999 was comprised of the sale of single-user modem products though June 18, 1998, our retained legacy products, including FaxWorks Pro LAN products which were formally discontinued during the quarter ended December 31, 1998, and the new OneWorld Network Communications Servers. The decrease in net revenue for fiscal 1998 as compared to the fiscal 1997 is primarily attributable to decreased shipments of our Teleport and PC Card notebook (including PowerPort) modem products subsequently sold to Boca.

         Aggregate returns and allowances were approximately 10%, 10% and 18% of gross revenues for fiscal years 1999, 1998 and 1997, respectively. Returns remained flat from fiscal 1998 to 1999, the reduction from fiscal 1997 to 1998 was primarily due to unusually high rates of returns and reserves for several slow moving products. We established reserves and allowances to estimate future returns due to end-user returns, stock balancing and discontinued and non-saleable products based on the Company's past experience and internal forecasts. Until such time that we have sufficient experience to accurately estimate product returns for our new OneWorld Network Communications Servers, we will defer revenue recognition until cash payment is received. There can be no assurance that the Company's historical experience regarding returns and allowances will continue or that its projections will prove accurate. If the Company experiences returns in excess of its reserves the Company's results of operations could be materially, adversely effected.

         International revenues decreased to $6.1 million in fiscal 1999 from $9.3 million in fiscal 1998 and from $13.3 million in 1997. As percentage of net revenue, international revenue increased to 46% in 1999 from 15% in 1998 and 15% in 1997. The increase in the relative proportion of international revenue in fiscal 1999 is due to large international OEM shipments to Apple Computer of modem products prior to the sale of the single-user modem operations. The absolute decrease in international revenue is primarily due to the sale of our single-user modem business on June 18, 1998. We are focusing on sales of our new servers in the United States and Canada only. Therefore, we anticipate a decrease in the proportion of significant international net revenues in the near future. There can be no assurance that we will be able to attain international demand for the new OneWorld Network Communications Server products or that our distributors will be able to effectively meet that demand. The preceding sentence discussing the anticipated levels of international revenue is a forward-looking statement, and international net revenues could differ materially, due to the risks disclosed in Part II, Item 7, under the heading "Additional Risk Factors That Could Affect Operating Results and Market Price of Stock".

COST AND EXPENSES

         On June 18, 1998, the Company sold its modem operations to Boca Research. The modem operations accounted for substantially all of the Company's gross profit and a significant portion of its research and development, marketing and sales, and general and administrative expenses during the prior fiscal year. Consequently, the comparisons below should not be relied upon as predictors of future performance.

GROSS PROFIT

         Cost of revenue primarily consisted of cost of materials, contract manufacturing costs, manufacturing overhead expenses, royalty payments and warranty expenses. Our gross profit as a percentage of net revenue was:

                                             Fiscal year ended March 31,
                                          ----------------------------------
   (dollars in thousands)                    1999        1998        1997
----------------------------------------------------------------------------
Net revenue                               $13,067     $61,468     $90,174
Cost of revenue                             9,850      42,204      80,439
                                          ----------------------------------
    Gross profit                          $ 3,217     $19,264     $ 9,735
                                          ----------------------------------
Gross profit percentage of net revenue         25%         31%         11%
                                          ----------------------------------

         The gross profit margin decrease between fiscal year 1999 compared to fiscal year 1998 was primarily attributable to price reductions on certain of our single-user modem products sold during the first fiscal quarter of 1999, an increase in lower margin OEM modem business sold during the first fiscal quarter of 1999, and one-time costs associated with the transition to OneWorld Systems. The gross profit increase from 11% in fiscal 1997 to 31% in fiscal 1998 was primarily attributable to significant inventory reserves for slow moving products and inventory write-downs recorded in 1997. Gross profit margins are likely to fluctuate as a result of the sales mix between lower and higher margin products, changes in distribution channels, as well as a percentage of revenue changes in component and production costs, price reductions and reserve requirements. We anticipate gross profit margin as a percentage of revenue in the future will be higher than historical levels due to the higher gross profit margin as a percentage of revenue realized on our new OneWorld Network Communications Servers. The proceeding sentence discussing future gross profit margins is a forward looking statement, and profit margins could differ materially, due to the risks disclosed in Part II, Item 7, under the heading "Additional Risk Factors That Could Affect Operating Results and Market Price of Stock".

EXPENSES

         Operating expenses were comprised of the following:

                                                                    Fiscal year ended March 31,
                                              -------------------------------------------------------------------------------
 (dollars in thousands)                                1999                       1998                       1997
---------------------------------------------------------------------     ------------------------    -----------------------
                                                             % of net                     % of net                  % of net
                                                 $            revenue        $             revenue        $          revenue
                                              -------         -------     -------          -------    -------        -------
Research and development                      $ 5,386           41.2%     $ 9,727           15.8%     $12,008           13.3%
Marketing and sales                             5,545           42.4       13,900           22.6       28,900           32.0
General and administrative                      3,430           26.2        4,370            7.1        7,367            8.2
Restructuring costs                               404            3.1          240            0.4        1,298            1.4
Loss from investment in GlobalCenter, Inc.         --           --             --           --          2,191            2.4
                                              -------                     -------                     -------
   Total operating expenses                   $14,765                     $28,237                     $51,764
-----------------------------------------------------------------------------------------------------------------------------

RESEARCH AND DEVELOPMENT

         Research and development expenses for fiscal 1999 decreased 45% compared to fiscal 1998. The decrease in research and development expenses is primarily related to reductions in headcount and manufacturing support costs resulting from the sale of our single-user modem operations to Boca. The decline in fiscal year 1998 from fiscal 1997 was primarily the result of a reduction in personnel costs and increased control of discretionary expenditures. Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established, in compliance with SFAS No. 86, "Accounting for the Costs of Software to be Sold, Leased, or Otherwise Marketed." Historically, software development has been substantially completed concurrent with the establishment of technological feasibility, and, accordingly, no costs have been capitalized to date.

MARKETING AND SALES

         Marketing and sales expenses decreased 60% between fiscal 1999 and fiscal 1998, and decreased 52% between fiscal 1998 with fiscal 1997. The decline in fiscal 1999 expenses was primarily attributable to a reduction in advertising and promotion expenses, as well as a reduction in personnel costs associated with the sale of the single-user modem operations to Boca Research. The fiscal 1998 decline was also attributed to a reduction in advertising and promotion expenses and personnel costs.

GENERAL AND ADMINISTRATIVE

         General and administrative expenses decreased 21% between fiscal 1999 and fiscal 1998 and 41% between fiscal 1998 and fiscal 1997. The fiscal 1999 decrease was primarily attributable to a reduction in personnel costs associated with the sale of the single-user modem operations. The 1998 decrease in expenditures was primarily the result of a reduction in legal, bad debt, telecommunications, and certain discretionary expenditures.

RESTRUCTURING COSTS

         On March 31, 1998, we announced a fundamental shift in business strategy to focus our efforts on our new line of communications servers for small and medium size offices and a change of our name to OneWorld Systems, Inc. At that time, we recorded a net restructuring charge of $240,000 to provide for severance costs associated with a reduction in force of approximately 25 employees. During the first fiscal quarter of 1999, the Company recorded an additional restructuring charge of approximately $404,000 related primarily to severance costs for 8 employees ($247,000), rent and facilities costs ($88,000), and fixed asset impairments ($69,000) associated with the transition to OneWorld Systems. At March 31, 1999 the accrued restructuring costs balance associated with the March 1998 restructuring was approximately $82,000 and relates primarily to the remaining lease payment of the Plano, Texas facility.

NET OTHER INCOME

                                                                        Fiscal year ended March 31,
                                                    --------------------------------------------------------------------------
 (dollars in thousands)                                    1999                         1998                     1997
----------------------------------------------------------------------------   ------------------------    ------------------
                                                                   % of net                  % of net                % of net
                                                        $           revenue        $          revenue          $      revenue
                                                    -------        -------     --------       -------       -------   -------
 Gain on sale of modem business                     $ 6,175          47.3%     $      --         --%         $ --          --%
 Gain on sale of investment in GlobalCenter,             --            --          3,691         6.0           --          --
 Loss on sale of investment in AirMedia, Inc.            --            --         (2,074)       -3.4           --          --
 Interest income                                        215           1.6             87         0.1          411         0.5
 Interest expense                                       (30)         -0.2           (154)       -0.3         (248)       -0.3
 Repayment of loan previously reserved                   --            --          2,600         4.2           --          --
 Other income                                            14           0.1            114         0.2          613         0.7
                                                    -------------------------------------------------------------------------
    Total other income, net                         $ 6,374          48.8%     $   4,264         6.9%     $   776         0.9%
------------------------------------------------------------------------------------------------------------------------------

SALE OF MODEM BUSINESS

         On June 18, 1998, we completed the sale of our modem operations to Boca Research, Inc. During the quarter ended June 30, 1998, we recorded a net gain of $6.128 million and during the quarter ended March 31, 1999 recorded an additional gain of $47,000 representing the release of reserves for contingencies determined to be fully resolved. The full effect of the sale of the modem operations to Boca was a net gain of $6.175 million.

         Included in the sale were substantially all of our assets related to our single-user modem and software product offerings. Additionally, we issued to Boca Research a five year Warrant to purchase up to 425,000 (42,500 giving effect to the one-for-ten reverse split) shares of our Common Stock at approximately $1.00 ($10.00 giving effect to the reverse split) per share. In consideration for these assets, Boca assumed certain of our liabilities related to the modem operations, paid the Company $4.0 million in cash, and delivered a non-interest bearing promissory note for $6.0 million, which was recorded at $5.855 million. The difference between the recorded value and the face value of the note was recognized as interest income over the life of the note. As of March 31, 1999, we received payments of interest and principal of $5.8 million. The remaining balance due of $200,000 was offset against an equal amount due Boca by us pursuant to an agreement between the parties made at the time sale of the modem business was completed.

         The assets purchased by Boca included products which represented the overwhelming majority of our revenues and gross profit. These products did not contribute to our reported net revenue or gross profit after June 18, 1998. For the year ending March 31, 1999, these products accounted for approximately 94% of our reported net revenue and 87% of reported gross profit, and for the year ended March 31, 1998, these products accounted for approximately 95% of our reported net revenue and approximately 88% of reported gross profit.

SALE OF INVESTMENT IN AIRMEDIA LIVE, INC.

         In the second quarter of fiscal 1997, we completed an equity investment in AirMedia, Inc. ("AirMedia") of $4.1 million. We accounted for this investment in AirMedia using the cost method of accounting. In July 1997, we sold substantially all our investment in AirMedia to an existing AirMedia shareholder for approximately $2.0 million in cash. As a result, we recorded a loss of $2.1 million in the second quarter of fiscal 1998.

SALE OF INVESTMENT IN GLOBALCENTER, INC.

         In April 1996, we announced that we had incorporated our Internet Services Division as a standalone business called GlobalCenter, Inc. At the same time, we announced that UUNET Technologies, Inc. had acquired a 19.9% equity interest in GlobalCenter. At that time, we no longer had the ability to exercise significant control over GlobalCenter. Accordingly, we no longer consolidated the results of GlobalCenter and began to account for our investment using the equity method of accounting. As a result of the refinancing and operating performance of GlobalCenter during the first quarter of fiscal 1997, we recorded an investment loss of $2.2 million, and reduced the book value of our investment to zero. In December 1996, GlobalCenter entered into a definitive merger agreement whereby GlobalCenter and Phoenix-based Primenet Services for the Internet, Inc. merged, reducing our percentage ownership below 10%. Accordingly, in the third quarter of fiscal 1997, we began accounting for our investment in GlobalCenter using the cost method of accounting. In September 1997, we agreed to sell our remaining equity stake in GlobalCenter to an existing shareholder of GlobalCenter for approximately $3.7 million in cash. As a result we recorded a gain of $3.7 million in the second quarter of fiscal 1998.

OTHER NET INCOME

         Other net income earned during the fiscal year ended March 31, 1999 consisted primarily of imputed interest income on the note receivable from Boca. In addition to the net gain on investments earned in fiscal 1998, other net income included a $2.6 million repayment on a loan made by us which had previously been fully reserved. The fluctuation in interest income between the years presented is the result of lower cash balances and increases in line of credit borrowings during fiscal year 1998 and the interest earned on the note receivable from Boca during fiscal 1999.

PROVISION FOR INCOME TAXES

         The combined federal, state and foreign effective income tax rates for continuing operations were 0% in fiscal 1999, 0% in fiscal 1998, and 13% in fiscal 1997. The rates differ from the combined statutory rates primarily due to the establishment of a full valuation allowance against the deferred tax assets.

DISCONTINUED OPERATIONS

         We adopted a formal plan to discontinue our enterprise network server operation based in the United Kingdom in the second fiscal quarter of 1997. The disposition of the operation was accounted for as a discontinued operation in accordance with Accounting Principles Board (APB) Opinion No. 30, and accordingly, we restated all prior period consolidated financial statements to reflect the discontinuance of the operation. The gain of $90,000 (no income tax effect) in fiscal year 1999 represents the reversal of certain accruals for estimated disposal costs which were not incurred. The gain of $1.3 million (no income tax effect) reported in fiscal year 1998 is the result of a release of a reserve established for contingent liabilities associated with the disposition of the operation. We determined that those particular contingencies reserved had been resolved.

LIQUIDITY AND CAPITAL RESOURCES

         Our cash and short-term investments totaled $11.2 million at March 31, 1999, representing 92% of total assets. This represents an increase of $8.1 million from March 31, 1998, when cash and short-term investments totaled $3.1 million, or 17% of total assets.

         Working capital was $9.1 million at March 31, 1999 and $0.2 million at March 31, 1998, an increase of $8.9 million. The increase in working capital was primarily due to the Company's sale of its single-user modem operations to Boca in June 1998 and an investment of $10.1 million pursuant to a Unit Purchase Agreement between the Company and certain investors, completed in March 1999.

         Since last fiscal year end, we have used approximately $11.7 million in cash to finance both our continuing and discontinued operations. At March 31, 1999, our principal source of liquidity was $11.2 million in cash and short term investments. We do not expect fiscal 2000 capital expenditures to exceed historical levels.

         Our primary source of revenue in the future will be derived from our OneWorld Network Communications Servers. During the past year, we have experienced significant negative cash flows from operations. Revenue from our new products have not yet reached levels sufficient to offset operating expenses. As such, we do not expect to be profitable in the short-term and expect to continue to incur significant negative cash flows from operations. However, we currently believe that existing cash and revenue for the new server products should enable us to meet our cash requirements for at least the next twelve months. The preceding sentence is a forward-looking statement, and actual results could differ materially from those indicated, due to the risks disclosed in Part II, Item 7, under the heading "Additional Risk Factors That Could Affect Operating Results and Market Price of Stock". Failure to meet our expectations for revenue and gross profit from our new products, operating expenses in excess of expectations, or other unforeseen expenditures would have a material adverse impact on our financial condition. We may be required to issue additional debt or equity securities which could substantially dilute the ownership of existing stockholders. Any shortfall in funding could result in us having to curtail the introduction or development of new products and our entry into new markets, any of which could have a material adverse affect on our business, financial condition and results of operations.

YEAR 2000 ISSUES

         We are aware of the potential risk of Year 2000 software failures. We have commenced, but not yet completed, our evaluation of the Year 2000 issue, and are in the process of identifying the areas in which we may have exposure in the systems utilized by us to operate our business, systems used by key suppliers and customers, and products we produce.

         In fiscal 1999, we assessed the impact of Year 2000 issues on our internal systems and determined that components of our corporate information system would not accommodate dates after 1999. During the first quarter of the fiscal year ending March 31, 2000, we completed an upgrade to this system which we believe will ensure that it is Year 2000 compliant. In addition, we have determined that certain of our telecommunications systems and desktop computer applications programs are not Year 2000 compliant and will have to be upgraded or replaced. We are in the process of implementing a corrective plan of action.

         Concurrent with performing the above steps, we will make certain investments in systems, applications and products to address Year 2000 issues. We have not tracked internal resources dedicated to the resolution of the Year 2000 issue and, therefore, are unable to quantify internal costs incurred to date that are associated with the Year 2000 issue. We have, however, hired external consultants to resolve internal information system issues related to the resolution of the Year 2000 issue. No identifiable expenditures for these consultants were incurred through March 31, 1999. Approximately $75,000 of consulting fees related to the upgrade of our internal information system will be recorded during the first fiscal quarter of 2000. Expenditures to resolve Year 2000 issues are not expected to be material, and are expected to be funded through cash generated from operations.

         We are also in the process of reviewing our Year 2000 exposure from our customers, suppliers and other business partners. There can be no assurance that all the systems of our customers, suppliers and other business partners will be Year 2000 compliant on a timely basis, or at all. If these third parties' systems are not compliant, we could experience delays in customers' orders or in obtaining supplies, materials and finished products from our vendors, which could have a material adverse affect on our business, financial condition and results of operations.

         We have commenced efforts to ensure that all products that we currently produce will be fully Year 2000 compliant. We believe that hardware related Year 2000 problems have been identified and resolved. Preliminary internal testing of our software has been completed with no issues detected. We do, however, intend to hire external consultants to conduct more comprehensive formal testing of our software products which may reveal Year 2000 issues which we have not identified thus far. We believe that any costs incurred to bring our products into compliance will not have a material impact on our financial position, results of operation or cash flows. Despite our efforts in the worst-case scenario, non-Year 2000 compliant products could result in the loss of or delay in market acceptance of our products, which would likely result in a material adverse effect upon our business, financial condition and results of operations. If such a scenario were to occur, our contingency plan would be to work internally and with outside consultants as needed to make such products Year 2000 compliant as soon as possible. There can be no assurance, however, that such contingency plan will provide an effective solution to any such Year 2000 issues in a timely manner, or at all.

         Our plan to complete our Year 2000 modifications is based upon management's best estimates, which were derived utilizing numerous assumptions of future events, including continued availability of certain resources and other factors. There can be no assurance that these estimates will be achieved, and actual results could differ materially from those plans. Specific factors that might cause such material differences included the availability and cost of personnel trained in this area, and the ability to locate and correct all relevant computer codes.

SUBSEQUENT EVENTS

         On June 22, 1999, at a special meeting, our stockholders approved the proposed amendment to our Certificate of Incorporation to effectuate either a one-for-seven, one-for-ten, or one-for-fourteen reverse stock split. On June 23, 1999 our Board of Directors set a reverse split ratio of one-for-ten effective July 6, 1999. The effect of the reverse split has been accounted for where indicated throughout this document. The effect of the reverse split will also trigger the automatic conversion of 50% of the outstanding Series A Preferred Stock.

ADDITIONAL RISK FACTORS THAT COULD AFFECT OPERATING RESULTS AND MARKET PRICE OF STOCK

         In addition to the other information in this Annual Report, one should carefully consider the following factors in evaluating us.

PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE

         We believe that our future success will depend on our ability to enhance our current products and develop new products on a timely and cost effective basis that meet changing customer needs and respond to emerging industry standards and other technological changes. In particular, we must adapt our products to the evolving technological standards of the various computer platforms and new technical standards resulting from increases in data transmission speed and Internet technology evolution. Any failure to anticipate or respond adequately to changes in technology and customer preferences or any significant delay in product development or introduction would have a material adverse effect on our results of operations. Due in part to the factors described above, we are subject to the risk that inventories may rapidly become obsolete or that the quantities carried of certain products exceed current or projected demand. In addition products as complex as those offered by us may contain undetected errors or defects when first introduced or as new versions are released. There can be no assurance that, despite our testing and trials by current and potential customers, errors will not be found in new products after commencement of commercial shipments resulting in a delay in market acceptance or a recall of such products.

MARKET ANTICIPATION OF NEW PRODUCTS OR TECHNOLOGIES

         Since the environment in which we operate is characterized by rapid new product and technology introductions and generally falling prices for existing products, our customers may from time to time postpone purchases in anticipation of such new product introductions or lower prices. If the market views such anticipated changes as significant, then this may have the effect of temporarily slowing overall market demand and adversely impacting our operating results.

COMPETITION

         The market for our products is intensely competitive and is characterized by rapidly changing technology, evolving industry communication standards and frequent new product introductions. A number of competitors, including Cisco Systems, Shiva, 3Com and Castelle, among others, offer products that compete with one or more of our communications server products. Our fax server products compete primarily with dedicated fax servers, stand-alone fax machines, electronic mail, and centralized fax systems and software produced by independent manufacturers such as Castelle, AVT and Omtool. Our remote access servers compete with products from Shiva (recently acquired by Intel), 3Com, and others who provide dedicated remote access servers and modem pools. Our Internet access and routing servers compete with competitors such as Cisco and 3Com and many others who provide a wide range of Internet access devices for all sizes of companies. In addition, these products also compete with a number of smaller competitors who are focused on the small to medium sized business market, including Ramp Networks, Netopia and others. Other companies in the personal computer industry, such as modem vendors, remote access server vendors, communications software vendors, fax machine manufacturers and personal computer manufacturers, could seek to expand their product offerings by designing and selling products using competitive technology that could render obsolete or have a material adverse effect on sales of future products.

         Many of our competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than we. In addition, the market for our server products can be subject to significant price competition. We may face increasing pricing pressures from current competitors. Accordingly, there can be no assurance that we will be able to provide products that compare favorably with the products of competitors or that competitive pressures will not require us to further reduce prices. Any material reduction in our products' prices could negatively affect gross profit as a percentage of net revenue and could require us to increase unit sales in order to maintain net revenue. There can be no assurance, however, that we would be able to increase unit sales or make up for a shortfall. Any failure to increase unit sales or make up for a shortfall in net revenue would have a material adverse effect on our financial condition and results of operations.

DEPENDENCE ON MANUFACTURERS

         We purchase fully manufactured and tested units from a "turnkey" manufacturing subcontractor. We believe that although there are a number of alternative contract manufacturers that could produce our products, it could take a significant period of time and result in significant additional expense to qualify an alternative subcontractor and commence manufacturing in the event of a reduction or interruption of production. Therefore, we are highly dependent, on a short-term basis, on the continued relationship with our "turnkey" manufacturing subcontractor and any reduction, interruption, or termination of this relationship could have a material adverse effect on our operating results. Components and manufacturing services are obtained from our supplier on an as-needed basis.

         We have been, and will continue to be, dependent on sole or limited source suppliers for certain key components used in our products, particularly chip sets designed and manufactured by Rockwell International and Motorola. We generally purchase sole or limited source components pursuant to purchase orders placed from time to time in the ordinary course of business and have no guaranteed supply arrangements with any sole or limited source suppliers. Certain component suppliers, such as Rockwell, are also modem manufacturers and, accordingly, could elect to satisfy their internal supply requirements rather than fulfill our purchase requirements. In the past we have experienced delays in product development and difficulties in manufacturing sufficient product to meet demand due to the inability of certain suppliers to meet our requirements for key components, and failure to meet such requirements in the future could have a material adverse effect on our results of operations.

RELIANCE ON VALUE ADDED RESELLERS

         We distribute our new OneWorld Network Communications Servers through national and regional value added resellers (VARs) and corporate resellers, particularly those with a focus on serving the small and medium size office market. We intend to increase the number of participating value added resellers by implementing recruiting, training and support programs aimed at these resellers. There can be no assurance that the Company will be successful in attracting new value added resellers to distribute our products, or that this distribution channel will be a successful one for us. Failure to attract new value added resellers or their inability to sell the products would cause our sales to fall below expectations, and our business, financial condition and results of operations would be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

         Our future success depends to a significant extent on our senior management and other key employees, including key development personnel. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on our results of operations. We also believe that our future success will depend in large part on our ability to attract and retain additional key employees. Competition for such personnel in the computer industry is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. If we were to fail to replace or retain our key employees or attract additional key employees, our results of operations could be materially adversely effected.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

         We rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We have no patents or patent applications pending. We seek to protect our hardware, software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We seek to protect our brand names under trademark and unfair competition laws. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use proprietary information. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights will be adequate or that competitors will not independently develop similar technology.

         Due to the rapid pace of innovation within the communications software industry, we believe that success in technological leadership is likely to depend more upon the technological, creative, and marketing skills of our personnel, our continued innovation, and customer support than on the various legal means of protecting existing technology.

         We are aware of products or services in addition to our own that are currently marketed under the trademark "OneWorld". There can be no assurance that litigation with respect to these trademarks will not be instituted by any third parties. If any such litigation were successful, we could be required to pay damages and cease all use of a particular trademark. There can be no assurance that any loss of the right to use a trademark would not reduce sales of our product. In any event, even if we were successful in any such litigation, the associated legal and other costs could be substantial. As is customary in our industry, we from time to time receive communications from third parties asserting that our products infringe, or may infringe, the proprietary rights of third parties or seeking indemnification against such infringement. There can be no assurance that any such claims would not result in protracted and costly litigation.

VOLATILITY OF STOCK PRICE

         The market price of our Common Stock has been volatile and trading volumes have been relatively low. Factors such as variations in the our revenue, operating results and cash flow and announcements of technological innovations or price reductions by us, our competitors, or providers of alternative products could cause the market price of our Common Stock to fluctuate substantially. In addition, the stock markets have experienced significant price and volume fluctuations that have particularly affected technology-based companies and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of our Common Stock.

         Effective February 25, 1999 we were delisted from the Nasdaq National Market(R). Our Common Stock is currently is traded on the Over the Counter Bulleting Board ("OTCBB"). Because of the structure of this market, our Common Stock may be subject to an increase in stock price volatility.

ANTI-TAKEOVER PROVISIONS

         Our Board of Director's has the authority to issue up to 5,000,000 shares of Preferred Stock (of which 3,100,000 shares have been issued and are outstanding) and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While we have no present intention to issue additional shares of Preferred Stock, any such issuance could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of ours. In addition, we are subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control of us. Furthermore, certain provision of our Certificate of Incorporation may have the effect of delaying or preventing changes in control or our management, which could adversely affect the market price of the our Common Stock.

UNCERTAIN INTERNATIONAL DEMAND

         We are concentrating sales of our new OneWorld Network Communications Servers only in the United States and Canada and currently have no near term plans for addressing other international markets for these products. If we were to offer our OneWorld Network Communications Servers internationally, there can be no assurance that we will be able to attain international demand for our products or that our distributors will be able to effectively meet that demand. Risks inherent in our international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations and distributors, potentially adverse tax consequences, repatriation of earnings, the burdens of complying with a wide variety of foreign laws and changes in demand resulting from fluctuations in exchange rates. In addition, the laws of certain foreign countries do not provide protection for our intellectual property to the same extent as do the laws of the United States.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk from interest rate changes, foreign currency fluctuations, and changes in the market values of our investments.

INTEREST RATE RISKS.

         We invest our excess cash in debt instruments of the U.S. Government and its agencies, and in high-quality corporate issuers and, by policy, limit the amount of credit exposure to any one issue. We attempt to protect and preserve our invested funds by limiting default, market and reinvestment risk.

         Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates and we may suffer losses in principal if forced to sell securities that have declined in market value due to changes in interest rates.

         The effect of interest rate fluctuations on us in fiscal 1999 was not material, nor do we currently anticipate it will be so in fiscal 2000.

FOREIGN CURRENCY RISK.

         We pay expenses of our international operations in local currencies. Our international operations are subject to risks typical of an international business, including, but not limited to: differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, our future results could be materially adversely impacted by changes in these or other factors.

         We are also exposed to foreign exchange rate fluctuations as they relate to foreign sales. While our international sales are denominated in US Dollars, as exchange rates vary, the effective price, that is the price as translated into local currency, of our product to a foreign customer may vary. This change in price could in turn impact the overall level of our foreign sales, or cause us to adjust our US Dollar price to compensate for the change. Accordingly, our future results could be materially adversely impacted by changes in these or other factors.

         The effect of foreign exchange rate fluctuations on us in fiscal 1999 was not material, nor do we currently anticipate it will be so in fiscal 2000.

INVESTMENT RISK.

         We currently have no equity investments.

ITEM 8      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                                                                                                  PAGE
                                                                                                  ----

(1)    CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report ......................................................................24

Consolidated Balance Sheets as of March 31, 1999 and 1998 .........................................25

Consolidated Statement of Operations for the Three Years Ended March 31, 1999 .....................26

Consolidated Statements of Stockholders' Equity for the Three Years Ended March 31, 1999 ..........27

Consolidated Statements of Cash Flow for the Three Years Ended March 31, 1999 .....................28

Notes to Consolidated Financial Statements ........................................................29

(2)    CONSOLIDATED FINANCIAL STATEMENTS

Schedule II - Consolidated Valuation and Qualifying Accounts ......................................38

         Schedules other than those listed above have been omitted since they are either not applicable, not required or the information is included elsewhere herein.

INDEPENDENT AUDITORS' REPORT

             The Board of Directors and Stockholders of OneWorld Systems, Inc.:

                      We have audited the consolidated financial statements of
             OneWorld Systems, Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility it to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

                      We conducted our audits in accordance with generally
             accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                       In our opinion, the consolidated financial statements
             referred to above present fairly, in all material respects, the financial position of OneWorld Systems, Inc. and subsidiaries as of March 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1999 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

             /s/ KPMG LLP

             Mountain View, California
             May 4, 1999, except
             as to Note 11 which is
             as of June 23, 1999

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                                                  March 31,
                                                                                             ---------------------
   (In thousands, except share data)                                                         1999            1998
-------------------------------------------------------------------------------------------------------------------
ASSETS

 Current assets:
     Cash and cash equivalents                                                             $ 11,175        $  3,097
     Accounts receivable, net                                                                    79           8,160
     Inventories, net                                                                           184           2,351
     Other current assets                                                                       254             253
                                                                                           ------------------------
     Total current assets                                                                    11,692          13,861

 Property and equipment, net                                                                    268           4,049
 Other assets                                                                                   168              63
                                                                                           ------------------------
         Total assets                                                                      $ 12,128        $ 17,973
                                                                                           ========================

LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
     Accounts payable                                                                      $    796        $  7,625
     Accrued and other liabilities                                                            1,796           6,003
                                                                                           ------------------------
     Total current liabilities                                                                2,592          13,628
                                                                                           ------------------------

 Stockholders' equity:
     Convertible preferred stock, $0.001 par value (involuntary liquidation preference of $8,304,900); 5,000,000 shares
         authorized; 3,100,000 and none issued and outstanding                                    3              --
     Common stock, $0.001 par value; 30,000,000 shares authorized;
         2,524,429 and 1,716,277 shares issued and outstanding                                   25              17
     Additional paid-in capital                                                              53,488          43,246

     Accumulated deficit                                                                    (43,980)        (38,918)
                                                                                           ------------------------
     Total stockholders' equity                                                               9,536           4,345
                                                                                           ------------------------
         Total liabilities and stockholders' equity                                        $ 12,128        $ 17,973
                                                                                           ========================

           See accompanying Notes to Consolidated Financial Statements

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                        March 31,
                                                                        ----------------------------------------
(In thousands, except per share data)                                      1999            1998            1997
----------------------------------------------------------------------------------------------------------------
Net revenue                                                             $ 13,067        $ 61,468        $ 90,174
Cost of revenue                                                            9,850          42,204          80,439
                                                                        ----------------------------------------
    Gross profit                                                           3,217          19,264           9,735
                                                                        ----------------------------------------

Operating expenses:
    Research and development                                               5,386           9,727          12,008
    Marketing and sales                                                    5,545          13,900          28,900
    General and administrative                                             3,430           4,370           7,367
    Restructuring costs                                                      404             240           1,298
    Loss from investment in GlobalCenter, Inc.                                --              --           2,191
                                                                        ----------------------------------------
        Total operating expenses                                          14,765          28,237          51,764
                                                                        ----------------------------------------
        Loss from operations                                             (11,548)         (8,973)        (42,029)
                                                                        ----------------------------------------

Other income (expense), net:
    Gain on sale of modem business                                         6,175              --              --
    Gain on sale of investments                                               --           1,617              --
    Interest income                                                          215              87             411
    Interest expense                                                         (30)           (154)           (248)
    Other income                                                              14           2,714             613
                                                                        ----------------------------------------
        Total other income, net                                            6,374           4,264             776
                                                                        ----------------------------------------
    Loss before income taxes                                              (5,174)         (4,709)        (41,253)
    Income tax benefit                                                        22              --           5,401
                                                                        ----------------------------------------
        Loss from continuing operations                                   (5,152)         (4,709)        (35,852)
                                                                        ----------------------------------------

Discontinued operation:
    Income (loss) from discontinued operations                                90              --          (1,822)
    Gain (loss) on disposal of discontinued operations                        --           1,331          (2,207)
                                                                        ----------------------------------------
        Income (loss) from discontinued operations                            90           1,331          (4,029)
                                                                        ----------------------------------------
        Net loss                                                        $ (5,062)       $ (3,378)       $(39,881)
                                                                        ========================================

Basic and diluted earnings per share:
    Shares used in the computation of net income (loss) per share          1,779           1,701           1,684
                                                                        ========================================

    Loss from continuing operations                                     $  (2.90)       $  (2.77)       $ (21.29)
    Income (loss) from discontinued operations                              0.05            0.78           (2.39)
                                                                        ----------------------------------------
    Net loss                                                            $  (2.85)       $  (1.99)       $ (23.68)
                                                                        ========================================

          See accompanying Notes to Consolidated Financial Statements.

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                        Accumulated
                                   Convertible                                             Other           Total         Total
                                    Preferred     Common    Paid-in      Accumulated    Comprehensive  Stockholders' Comprehensive
 (In thousands)                       Stock       Stock     Capital        Deficit         Income         Equity          Loss
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1996          $     --     $     17     $ 43,226      $  4,341      $    247      $ 47,831
   Exercise of stock options             --           --          575            --            --           575
   Shares sold under Employee
       Stock Purchase Plan               --           --          367            --            --           367
   Net loss                              --           --           --       (39,881)           --       (39,881)     $(39,881)
   Treasury shares acquired              --           --       (1,295)           --            --        (1,295)
   Foreign currency adjustment           --           --           --            --          (247)         (247)         (247)
                                   -----------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1997          $     --     $     17     $ 42,873      $(35,540)     $     --      $  7,350      $(40,128)
                                   -----------------------------------------------------------------------------------------------
   Exercise of stock options             --           --            2            --                           2
   Shares sold under Employee
       Stock Purchase Plan               --           --          140            --                         140
   Net loss                              --           --           --        (3,378)           --        (3,378)       (3,378)
   Stock issued to settle
       compensation liability            --           --          231                          --           231
                                   -----------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1998                --     $     17     $ 43,246      $(38,918)     $     --      $  4,345      $ (3,378)
                                   -----------------------------------------------------------------------------------------------
   Stock issued under Unit
       Purchase Agreement                 3            8       10,093            --            --        10,104
   Issue of Stock Warrant
       to Boca Research, Inc.            --           --          140            --            --           140
   Shares sold under Employee
       Stock Purchase Plan               --           --            9            --            --             9
   Net loss                              --           --           --        (5,062)           --        (5,062)       (5,062)
                                   -----------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1999          $      3     $     25     $ 53,488      $(43,980)     $     --      $  9,536      $ (5,062)
                                   ===============================================================================================


          See accompanying Notes to Consolidated Financial Statements.

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                                                         March 31,
                                                                                           -------------------------------------
(In thousands)                                                                                 1999          1998          1997
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
     Net loss                                                                              $ (5,062)     $ (3,378)     $(39,881)
     Adjustments to reconcile net loss to net cash provided by
      operating activities:
         Depreciation and amortization                                                          760         3,206         3,782
         Gain on sale of modem business                                                      (6,175)           --            --
         Loss on disposal of property and equipment                                               2            11           220
         Gain (loss) on investments                                                              --        (4,217)        2,191
         Deferred income taxes                                                                   --            --         3,234
     Changes in operating assets and liabilities:
         Accounts receivable, net                                                              (968)       (3,836)        7,913
         Inventories, net                                                                        35          (280)        3,627
         Deferred and prepaid income taxes                                                       --         7,665        (7,665)
         Other current assets                                                                   (62)           90         1,474
         Accounts payable                                                                       746        (8,346)       (1,462)
         Accrued and other liabilities                                                         (766)       (1,578)         (174)
         Income taxes payable                                                                    --            --          (335)
                                                                                           -------------------------------------
     Net cash used in operating activities of:
         Continuing operations                                                              (11,490)      (10,663)      (27,076)
         Discontinued operations                                                               (184)          (57)        2,977
                                                                                           -------------------------------------
              Net cash used by operating activities                                      (11,674)      (10,720)      (24,099)
                                                                                           -------------------------------------

INVESTING ACTIVITIES:
     Proceeds from sale of modem business                                                     9,800            --            --
     Proceeds from sale of (investments in ) investments                                         --         5,660        (5,591)
     Repayment of loan from GlobalCenter                                                         --         2,600            --
     Purchases of property and equipment                                                        (84)         (450)       (1,802)
     Proceeds from sale of property and equipment                                                28           113            71
     Other assets                                                                              (105)           75          (386)
     Purchases of short term investments                                                         --            --       (23,217)
     Proceeds from sale of short term investments                                                --            --        45,036
                                                                                           -------------------------------------
              Net cash provided by investing activities                                       9,639         7,998        14,111
                                                                                           -------------------------------------

FINANCING ACTIVITIES:
     Proceeds from issuance of Common Stock                                                       9           373           942
     Proceeds from Unit Purchase Agreement                                                   10,104            --             0
     Borrowings under (repayments of) line of credit                                             --        (4,241)        4,241
     Repurchases of Common Stock                                                                 --            --        (1,161)
                                                                                           -------------------------------------
              Net cash provided (used) by financing activities                               10,113        (3,868)        4,022
                                                                                           -------------------------------------

Effect of foreign currency translation                                                           --            --          (247)
                                                                                           -------------------------------------
Net increase (decrease) in cash and cash equivalents                                          8,078        (6,590)       (6,213)
                                                                                           -------------------------------------
Cash and cash equivalents at beginning of year                                                3,097         9,687        15,900
                                                                                           -------------------------------------
Cash and cash equivalents at end of year                                                   $ 11,175      $  3,097      $  9,687
                                                                                           =====================================

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
     Interest                                                                              $    206      $    198      $    211
     Income taxes                                                                          $     19      $     --      $     --
Non-cash investing and financing activities:
     Sale of modem operations in exchange for note receivable from Boca Research, Inc.     $  5,855      $     --      $     --
     Warrants issued to Boca Research, Inc.                                                $    140      $     --      $     --
     Non-cash net assets contributed to GlobalCenter, Inc.                                 $     --      $     --      $    643

           See accompanying Notes to Consolidated Financial Statements

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

DESCRIPTION OF BUSINESS OneWorld Systems, Inc. ("OneWorld Systems" or the "Company") (founded in 1989 and incorporated in Delaware as Global Village Communication, Inc.), develops and manufactures products that enhance and simplify wide-area data communications for the small and medium sized office market. The Company's OneWorld Network Communications Servers are designed to be versatile, easy-to-use, cost-effective and expandable solutions that combine Internet access and routing, remote access, modem pool and fax capabilities.

PRINCIPLES OF CONSOLIDATION The accompanying Consolidated Financial Statements include accounts of the Company and its wholly owned subsidiaries. All intercompany accounts have been eliminated in consolidation.

USE OF ESTIMATES The preparation of consolidated financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS AND SHORT TERM INVESTMENTS Cash and cash equivalents consist of cash and highly liquid investments such as money market funds, commercial paper, and U.S. Treasury Bills with maturities of three months of less at the time or purchase. Cash equivalents amounted to $10.5 million and $601,000 as of March 31, 1999 and March 31, 1998, respectively.

INVENTORIES Inventories are stated at the lower of cost or market. Costs are calculated using a standard cost, which approximates the lower of actual cost on a first-in, first-out method or market.

PROPERTY AND EQUIPMENT Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the improvements or the lease term, generally five years.

FAIR VALUE OF FINANCIAL INSTRUMENTS The carrying value of cash, cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short maturity of those instruments.

PRODUCT WARRANTY The Company warrants its products for up to three years from the date of purchase. A provision for the estimated future costs of warranty repair or replacement is provided at the time of sale.

REVENUE RECOGNITION Revenue from the Company's new network communications server products is recognized when the product is shipped pursuant to an end-user order. That is, when product is shipped from a distributor to a value added reseller (VAR) or systems integrator, or when shipped directly to an end-user by OneWorld. Certain of the Company's products are subject to a limited right of return. Until such time as the Company has sufficient experience to accurately estimate product returns for its new servers, the Company will defer revenue recognition until cash payment is received.

SOFTWARE DEVELOPMENT COSTS Development costs incurred in the research and development of new or enhanced software products are expensed as incurred until technological feasibility has been established. Through March 31, 1999, software development efforts have been substantially completed concurrent with the establishment of technological feasibility, and, accordingly, no costs have been capitalized to date.

ACCOUNTING FOR STOCK-BASED COMPENSATION The Company has elected to adopt only the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" by which the Company provides pro forma disclosures of results and results per share of the fair market value method of accounting for employee stock-based compensation. As allowed by SFAS 123, the Company will continue to account for employee stock-based compensation using the intrinsic value method of accounting.

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

INCOME TAXES The Company accounts for income taxes under the asset and liability method of accounting. Under this method, deferred income tax assets and liabilities are recognized based upon the expected future consequences of events that have been recognized in the Company's consolidated financial statements or tax returns.

NET LOSS PER SHARE Net loss per share has been computed using the weighted average number of shares of common stock outstanding in accordance with SFAS No. 128, "Earnings per Share." The Company incurred a net loss for all periods presented, therefore, "in the money" dilutive options of approximately 179,000, 820,000 and 2.3 million for the years ended March 31, 1999, March 31, 1998 and March 31, 1997, respectively were not included in the computation on a diluted basis because they were antidilutive.

FOREIGN CURRENCY TRANSLATION All assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date. Revenues, costs and expenses are translated at average rates of exchange prevailing during the period. Translation adjustments are accumulated as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions and realized translation adjustments are included in the consolidated statements of operations.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds its fair value.

COMPREHENSIVE NET LOSS Comprehensive net loss includes net earnings adjusted for certain revenues, expenses, gains and losses that are excluded from net loss under generally accepted accounting principles.

SEGMENT INFORMATION The Company adopted Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" (FAS 131) in the fiscal year ended March 31, 1999. To date, the Company has viewed the Company's operations as primarily one segment, computer data communication hardware and software. As a result, the financial information disclosed herein, materially represents all of the financial information related to the Company's principle operating segment.

RECLASSIFICATIONS Certain amounts in the prior years' consolidated financial statements have been reclassified to conform with the fiscal 1999 consolidated financial statement presentation.

--------------------------------------------------------------------------------
NOTE 2. BALANCE SHEET COMPONENTS
--------------------------------------------------------------------------------

                                                                   March 31,
                                                          ----------------------
     (In thousands)                                           1999          1998
--------------------------------------------------------------------------------
ACCOUNTS RECEIVABLE
     Trade accounts receivable                            $    111      $  9,470
     Less allowance for returns and doubtful accounts          (32)       (1,310)
--------------------------------------------------------------------------------
          Net accounts receivable                         $     79      $  8,160
================================================================================
INVENTORY
     Purchased parts                                      $     --      $     --
     Work in progress                                           --            --
     Finished goods                                            184         2,351
--------------------------------------------------------------------------------
          Total inventory                                 $    184      $  2,351
================================================================================

PROPERTY AND EQUIPMENT
     Computers, test and production equipment             $  2,434      $ 10,229
     Furniture and fixtures                                    982         2,726
     Leasehold improvements                                     --         2,428
--------------------------------------------------------------------------------
                                                             3,416        15,383
     Less accumulated depreciation and amortization         (3,148)      (11,334)
--------------------------------------------------------------------------------
          Total property and equipment, net               $    268      $  4,049
================================================================================

ACCRUED AND OTHER LIABILITIES
     Warranty and other product related obligations       $    201      $  2,859
     Accrued compensation and benefits                         179           766
     Due to distributors                                       331            --
     Accrued legal and accounting                              273           165
     Due to lessees                                            191            --
     Accrued discontinued operations costs                     186           370
     Accrued rent                                              146           251
     Accrued restructure                                       134           440
     Other                                                     155         1,152
--------------------------------------------------------------------------------
          Total accrued and other liabilities             $  1,796      $  6,003
================================================================================

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

--------------------------------------------------------------------------------
NOTE 3  SALE OF MODEM BUSINESS
--------------------------------------------------------------------------------

On June 18, 1998, the Company completed the sale of its modem operations to Boca Research, Inc. ("Boca"). Included in the sale were substantially all of the Company's assets related to the Company's single user modem and software product offerings. Additionally, the Company issued to Boca a five year Warrant to purchase up to 425,000 (42,500 giving effect to the one-for-ten reverse split) shares of the Company's Common Stock at approximately $1.00 ($10.00 giving effect to the on-for-ten reverse split) per share. In consideration for these assets, Boca assumed certain of the Company's liabilities related to the modem operations, paid the Company $4.0 million in cash, and delivered a non-interest bearing promissory note for $6.0 million payable in two equal installments on September 30 and December 31, 1998, which was recorded at $5.855 million. The difference between the recorded value and the face value of the note was recognized as interest income over the life of the note. The installment payment due on September 30, 1998 was received October 2, 1998. The installment payment due on December 31, 1998 was renegotiated before its due date and pursuant to that agreement, the Company received $2.0 million on January 4, 1999 and a final payment of $800,000 on February 2, 1999. The remaining balance due of $200,000 was offset against an equal amount due Boca by the Company pursuant to an agreement between the parties made at the time sale of the modem business was completed.

During the quarter ended June 30, 1998, the Company recorded a net gain on the sale of the modem business of $6.128 million and during the quarter ended March 31, 1999 recorded an additional gain of $47,000 representing the release of reserves determined to be fully resolved. The full effect of the sale of the modem operations to Boca was a net gain of $6.175 million. The assets purchased by Boca included products which represented the overwhelming majority of the Company's revenues and gross profit. These products did not contribute to the Company's reported net revenue or gross profit after June 18, 1998. For the year ended March 31, 1999, these products accounted for approximately 95% of the Company's reported net revenue and 87% of reported gross profit, and for the year ended March 31, 1998, these products accounted for approximately 95% of the Company's reported net revenue and approximately 88% of reported gross profit.

--------------------------------------------------------------------------------
NOTE 4  DISCONTINUED OPERATIONS
--------------------------------------------------------------------------------

In the second quarter of fiscal 1997, the Company adopted a formal plan to discontinue its enterprise network server operation in the United Kingdom (formerly, the Company's ISDN division.) The disposition of the division was accounted for as a discontinued operation in accordance with Accounting Principles Board (APB) Opinion No. 30 and prior period financial statements were restated to reflect the discontinuance. The loss from discontinued operations of $1.8 million in fiscal year 1997 represents the operation's operating loss, with no associated tax benefit. The gain on disposal of discontinued operations of $90,000 and $1.3 million in fiscal years 1999 and 1998, respectively, with no associated tax benefit, results from the release of a portion of certain reserves established for contingent liabilities associated with the disposition of the operation based upon the Company's determination that these contingencies have been resolved. The loss on disposal of discontinued operations of $2.2 million in fiscal year 1997, with no associated tax benefit, represents the estimated cost of disposal of the operation, net of $3.8 million of cash received from the sale of the operation's assets and a $2.1 million loss from operations from the measurement date to the disposal date.

--------------------------------------------------------------------------------
NOTE 5  RESTRUCTURING COSTS
--------------------------------------------------------------------------------

As of March 31, 1999, the Company's total accrued restructuring costs balance was approximately $134,000 and is comprised primarily of the remaining lease liabilities on two of its facilities.

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

On March 31, 1998 the Company announced its agreement to sell its modem business to Boca and refocus the Company's product offerings into the small and medium sized office networking market. At that time, the Company recorded a net restructuring charge of $240,000 to provide for severance costs associated with a reduction in force of approximately 25 employees. During the first fiscal quarter of 1999, the Company recorded an additional restructuring charge of approximately $404,000 related primarily to severance costs for 8 employees ($247,000), rent and facilities costs ($88,000), and fixed asset impairments ($69,000) associated with the transition to OneWorld Systems. At March 31, 1999 the accrued restructuring costs balance associated with the March 1998 restructuring was approximately $82,000 and relates primarily to the remaining lease payment of the Plano, Texas facility.

In December 1996, the Company announced a restructuring plan to streamline its operations, reduce its workforce and enable the Company to improve its operating results. At that time the Company recorded a restructuring charge of $1.3 million related primarily to severance costs, write-offs of fixed assets and purchased software, a lease abandonment and other one-time charges associated with the plan. At March 31, 1999 the restructuring accrual balance associated with the December 1996 restructuring was approximately $52,000 and relates primarily to the remaining lease payments of the Marietta, Georgia facility.


--------------------------------------------------------------------------------
NOTE 6  SALE OF INVESTMENTS
--------------------------------------------------------------------------------

AIRMEDIA LIVE, INC. In the second quarter of fiscal 1997, the Company completed an equity investment in AirMedia, Inc. ("AirMedia") of $4.1 million The Company accounted for its investment in AirMedia using the cost method of accounting. In July 1997, the Company sold its investment in AirMedia to an existing AirMedia shareholder for approximately $2.0 million in cash. As a result, the Company recorded a loss of $2.1 million in the second quarter of fiscal 1998.

GLOBALCENTER, INC. In April 1996, the Company announced that it had incorporated its Internet Services Division as a standalone business called GlobalCenter, Inc. ("GlobalCenter"). At the same time, the Company announced that UUNET Technologies, Inc. had acquired a 19.9% equity interest in GlobalCenter. At that time, the Company no longer had the ability to exercise significant control over GlobalCenter. Accordingly, the Company no longer consolidated the results of GlobalCenter and began to account for its investment using the equity method of accounting. As a result of the refinancing and operating performance of GlobalCenter during the first quarter of fiscal 1997, the Company recorded an investment loss of $2.2 million, and reduced the book value of its investment to zero. In December 1996, GlobalCenter entered into a definitive merger agreement whereby GlobalCenter and Phoenix-based Primenet Services for the Internet, Inc. merged reducing the Company's percentage ownership below 10%. Accordingly, in the third quarter of fiscal 1997, the Company began accounting for its investment in GlobalCenter using the cost method of accounting. In September1997, the Company agreed to sell its remaining equity stake in GlobalCenter to an existing shareholder of GlobalCenter for approximately $3.7 million in cash. As a result, the Company recorded a gain of $3.7 million in the second quarter of fiscal 1998. In addition, during the course of the year the Company was repaid a loan (plus interest due) of $2.6 million from GlobalCenter which had been previously reserved against.

--------------------------------------------------------------------------------
NOTE 7  CUSTOMERS AND CREDIT CONCENTRATIONS
--------------------------------------------------------------------------------

During the period of time that the Company operated its modem business, the Company sold its products to distributors, dealers, and OEMs in North America, Europe, and the Pacific Rim. The Company now sells its network server products in the United States and Canada primarily to distributors.

The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses, and such actual losses have been within management's expectations. The following table summarizes the percentage of total revenues from these customers that accounted for 10% or more of total revenue for any of the years presented.

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                                      Percentage of Revenues       Percentage of Accounts Receivable
                                      Year Ended March 31,                 as of March 31,
                                   --------------------------       ---------------------------------
                                    1999       1998      1997               1999       1998
           ------------------------------------------------------------------------------------------
           Customer A              17%          28%       21%                0%         37%
           Customer B              47%          18%       11%                0%         19%
           Customer C               6%           7%       11%                0%          4%

Customers A and C are distributors; Customer B is an OEM.

The Company's international sales for the fiscal year ended March 31, 1999, 1998 and 1997 represented approximately 46%, 15% and 15% of net revenue, respectively. The Company's international sales are derived primarily from Europe and the Pacific Rim. The international sales for 1999, approximately 46% of net revenue were primarily derived from an OEM contract in Europe which was sold with the Company's modem assets on June 18, 1998.

--------------------------------------------------------------------------------
NOTE 8  COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

LEASE COMMITMENTS The Company leases three facilities under noncancelable leases. The lease of the facility located in Marietta Georgia will expire in January 2000. All future lease payments on this building have been recognized and recorded as restructuring costs pursuant to the December 1996 restructuring (see Note 5 of Notes to Consolidated Financial Statements.) Similarly, the future lease payments on the lease of the Plano, Texas facility, which will expire in December 2002, have been recognized and recorded as a component of the March 1998 restructuring (see Note 5 of Notes to Consolidated Financial Statements.) The lease of the Company's headquarters in Sunnyvale, California will expire in April, 2000 and has a renewal option for an additional five-year term. Excess space in each of the facilities has been sublet for various periods through the term of the Company's respective leases.

The future minimum lease payments and sublease income of the Company's lease on its Sunnyvale, California lease as of March 31, 1999 are:

                                           Lease    Sublease     Net Lease
  (In thousands)                         Payments    Income      Payments
-------------------------------------------------------------------------
Fiscal year 2000                           1,334     (1,653)       (319)
            2001                              52        (18)         34
Thereafter                                    --         --          --
-------------------------------------------------------------------------
Total future minimum lease commitment      1,386     (1,671)       (285)
-------------------------------------------------------------------------

Rent expense net of sublet income was approximately $0.3 million, $0.5 million, and $1.2 million for the fiscal years ended March 31, 1999, 1998 and 1997, respectively.

LEGAL MATTERS The Company is a party to certain lawsuits and claims arising out of the normal conduct of its business. These claims generally relate to commercial transactions, patent infringements, and employment matters. While the ultimate resolution of such suits or other proceedings against the Company cannot be predicted with certainty, management expects that these matters will not have a material adverse effect on the financial position or results of operations of the Company.

--------------------------------------------------------------------------------
NOTE 9  STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

PREFERRED STOCK As of March 31, 1999, 5,000,000 shares of preferred stock were authorized. The Company's Board of Directors may establish the classes, series, rights, and preferences of the Preferred Stock.

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

On March 3, 1999 the Company entered into a Unit Purchase Agreement between the Company and certain investors including certain affiliates of Integral Capital Partners, certain affiliates of Hambrecht & Quist, and Kevin Compton, a member of the Board of Directors. Pursuant to this agreement the Company sold 620,000 units of equity, each consisting of 13 newly issued and unregistered shares of Common Stock and 5 newly issued and unregistered shares of Series A Convertible Preferred Stock. A total of 3,100,000 shares of Series A Convertible Preferred Stock, $0.001 par value, was issued and remained outstanding as of March 31, 1999. The Series A Convertible Preferred Stock is initially convertible into shares of the Company's Common Stock at a rate of 10 (1 giving effect to the one-for-ten reverse split) shares of Common Stock for each share of preferred stock. Although the holder may convert the preferred stock at any time, the shares will automatically convert without the holders' option upon the occurrence of certain events. The first such event, a mandatory conversion of 50% of the Series A Preferred Stock will take place upon the reverse split of the Company's Common Stock to be effective July 6, 1999. The remaining Preferred Stock will automatically convert in four equal amounts based upon our Common Stock achieving certain closing prices. Certain rights are extended to the Series A Preferred Stock that are not extended to the Common Stockholders including: (i) the right to receive cumulative dividends of $0.2679 per share per annum accruing from the date of issue when and if declared by the Board of Directors; (ii) liquidation distribution preferences of $2.679 per share for each share held and amount equal to all declared but unpaid dividends, if any;
(iii) redemption rights equal to $2.679 plus all declared and unpaid dividends; and (iv) voting rights on an as-converted basis with the holders of Common Stock on all matters submitted to the holders of the Common Stock.

PREFERRED STOCK ISSUED AND OUTSTANDING

                                                                       March 31,
                                                              -------------------------
                                                                 1999      1998    1997
---------------------------------------------------------------------------------------
Shares issued and outstanding, beginning of year                     --     --      --
    Shares issued pursuant to the Unit Purchase Agreement     3,100,000     --      --
---------------------------------------------------------------------------------------
Shares issued and outstanding, end of year                    3,100,000     --      --
=======================================================================================

COMMON STOCK As of March 31, 1999, 30,000,000 shares of Common Stock were authorized.

The following share amounts have been restated to give effect to the one-for-ten reverse split. (See Note 11).

On January 19, 1998, the Company issues approximately 14,200 shares of Common Stock pursuant to the Stock Purchase Agreement between the Company and the KNX, Ltd. Pension Scheme as settlement of a liability incurred upon the acquisition of KNX, Ltd.

On March 3, 1999 the Company issued 806,000 shares of Common Stock pursuant to the Unit Purchase Agreement between the Company and certain investors including certain affiliates of Integral Capital Partners, certain affiliates of Hambrecht & Quist, and Kevin Compton, a member of the Board of Directors.

COMMON STOCK ISSUED AND OUTSTANDING

                                                                              March 31,
                                                               ----------------------------------------
                                                                    1999           1998            1997
-------------------------------------------------------------------------------------------------------
Shares issued and outstanding, beginning of year               1,716,277      1,692,969       1,674,484
    Shares issued pursuant to the Unit Purchase Agreement        806,000             --              --
    Shares issued under the employee stock purchase plan           2,034          7,499           7,439
    Exercise of stock options                                        118          1,570          28,896
    Shares issued to settle compensation liability                    --         14,239              --
    Treasury shares acquired                                          --                        (17,850)
-------------------------------------------------------------------------------------------------------
Shares issued and outstanding, end of year                     2,524,429      1,716,277       1,692,969
=======================================================================================================

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

STOCK OPTION PLAN The Company adopted a stock option plan (the "Plan") under which incentive stock options may be granted to employees and officers, and non-qualified (supplemental) options may be granted to employees, officers, directors, and consultants to purchase an aggregate of 720,000 shares of Common Stock. Options may be granted at an exercise price of at least 100% of the fair market value of Common Stock at the date of grant, or for supplemental options, at an exercise price not less than 85% of the fair market value of such stock at the date of grant. All options expire no later than 10 years after the date of grant and generally vest over 4 to 5 years with 20% to 25% vesting after one year and the balance vesting monthly over the remaining 3 to 4 years. As of March 31, 1999, options to purchase 16,929 shares of Common Stock were exercisable under the Plan.

DIRECTORS' PLAN In January 1994, the Company adopted the 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan.") The Directors' Plan provides for automatic grants of options to purchase shares of Common Stock to non-employee directors of the Company at or above fair market value of the Common Stock on the date of grant. The Company has reserved a total of 20,000 shares of the Company's Common Stock for issuance upon the exercise of options granted pursuant to the Directors' Plan. Options granted under the Directors' Plan expire 10 years following the grant and vest in five annual installments commencing on the date of grant and contingent upon the continuous service of the director.
As of March 31, 1999, no options were exercisable under the Directors' Plan.

A summary of the combined stock option activity under the Plan and Directors' Plan is as follows:

                                                                                Year Ended March 31,
                                                    --------------------------------------------------------------------------------
                                                              1999                      1998                      1997
                                                    ------------------------   ------------------------  ---------------------------
                                                                    Weighted                   Weighted                   Weighted
                                                                    Average                    Average                     Average
                                                                    Exercise                  Exercise                     Exercise
                                                    Options           Price    Options           Price    Options           Price
------------------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year                      229,110       $   26.00    248,544       $   27.60    231,596       $    92.50
    Granted                                         361,525            6.60     89,430           23.20    177,933            57.80
    Exercised                                          (118)           2.80     (1,570)           1.10    (28,897)           19.90
    Cancelled                                      (225,724)          15.40   (107,294)          28.00   (132,088)          100.00
    Repriced - granted                              136,661            7.20         --           --       176,238            46.80
    Repriced - cancelled                           (136,661)          25.10         --           --      (176,238)          109.60
------------------------------------------------------------------------------------------------------------------------------------
Outstanding, end of year                            364,793       $    6.60    229,110       $   26.00    248,544       $    27.60
====================================================================================================================================
Weighted average fair value of options,
    calculated under SFAS No. 123 (see below)                     $    5.00                  $   18.00                  $    24.70
====================================================================================================================================

The following table summarizes information as of March 31, 1999:

                                           Options Outstanding                               Options Exercisable
                                 ------------------------------------------------           ------------------------
                                            Weighted Average
                                          Remaining Contractual  Weighted Average                    Weighted Average
   Range of Exercise Prices       Number         Life            Exercise Price              Number   Exercise Price
--------------------------------------------------------------------------------------------------------------------
$ 1.5000 to $  5.0000             59,879         8.20              $     3.007               14,829      $     1.534
$ 7.1880 to $  7.1880            303,244         8.39              $     7.188                  688      $     7.188
$10.0000 to $147.5000              1,670         5.14              $    37.006                1,412      $    17.481
--------------------------------------------------------------------------------------------------------------------
$ 1.5000 to $147.5000            364,793         8.34              $     6.638               16,929      $     3.094
====================================================================================================================

EMPLOYEE STOCK PURCHASE PLAN In December 1993, the Company adopted the 1993 Employee Stock Purchase Plan (the "Purchase Plan") reserving 40,000 shares of Common Stock for issuance under the Purchase Plan. The Purchase Plan provides a means by which employees may purchase the Company's Common Stock through payroll deductions, of up to 10% of their compensation, a price equal to the lower of
(i) 85% of the fair market value of a share of Common Stock on the date of commencement of participation in the offering; or (ii) 85% of the fair market value of a share of Common Stock on the date of purchase. 28,937 shares of Common Stock have been purchased under the Purchase Plan as of March 31, 1999.

STOCK WARRANTS In connection with the Company's sale of its modem business to Boca Research, Inc. (see Note 3), the Company issued to Boca a warrant to purchase up to 42,500 shares of the Company's Common Stock at approximately $10.00 per share, which were valued at $140,000 and recorded in additional paid in capital. The warrant will expire in June 2003. As of March 31, 1999 all warrants remain outstanding.

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

COMMON STOCK RESERVED FOR FUTURE ISSUANCE

                                                            Shares
              -----------------------------------------------------
              Exercise of stock options                    568,641
              Employee stock purchase plan                  11,064
              Stock Warrants                                42,500
              -----------------------------------------------------
                   Total reserved shares                   622,205
              =====================================================

ACCOUNTING FOR STOCK BASED COMPENSATION UNDER SFAS NO. 123 At March 31, 1998, the Company had three stock-based compensation plans, which are described above. The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock plans, therefore no compensation costs have been recognized for such plans.

Had compensation costs for the Company's stock plans been determined based on fair value at the grant dates for awards under those plans consistent with the method prescribed in SFAS No, 123, "Accounting for Stock-Based Compensation," the Company's net loss and net loss per share would have changed to the pro forma amounts indicated below:

                                                                       Year Ended March 31,
                                         --------------------------------------------------------------------------------
                                                  1999                         1998                       1997
                                         -----------------------     -----------------------    -------------------------
 (In thousands, except per share data)   As Reported   Pro Forma     As Reported   Pro Forma    As Reported    Pro Forma
-------------------------------------------------------------------------------------------------------------------------
Net loss                                  $  (5,063)   $  (6,151)     $  (3,378)   $  (5,584)   $  (39,881)   $  (42,976)
Basic and diluted net loss per share      $   (2.85)   $   (3.46)     $   (1.99)   $   (3.28)   $   (23.68)   $   (25.52)
=========================================================================================================================

The fair value of each option grant and Purchase Plan share issuable is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1999 and 1998, respectively: no dividend yield is expected for all years; expected volatility of 128% and 106%; risk free interest rates of 5.40% and 5.24%; and expected lives of 1 year and 3 years.


--------------------------------------------------------------------------------
NOTE 10 INCOME TAXES

The components of income tax expense (benefit) from continuing operations are displayed in the following table. No income tax expense or benefit has been recorded in any of the results of discontinued operations.

                                      Year Ended March 31,
                            ------------------------------------
        (In thousands)         1999           1998         1997
-----------------------------------------------------------------
Current:
        Federal             $      --      $     --      $(8,637)
        State                      22            --            2
-----------------------------------------------------------------

        Total current              22            --       (8,635)
-----------------------------------------------------------------
Deferred:
        Federal                    --            --        2,845
        State                      --            --          389
-----------------------------------------------------------------
        Total deferred             --            --        3,234
-----------------------------------------------------------------
                            $      22      $     --      $(5,401)
-----------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below:


                                                                      Year Ended March 31,
                                                                ---------------------------------
(In thousands)                                                        1999           1998
-------------------------------------------------------------------------------------------------
Deferred tax assets
  Net operating loss carryforward, federal and state                   26,104         21,336
  Tax credits, federal and state                                        2,183          2,014
  Other                                                                  (200)         3,514
                                                                ---------------------------------
                                                                       28,087         26,864
Less valuation allowance                                              (28,087)       (26,864)
-------------------------------------------------------------------------------------------------
Net deferred tax asset                                                      -              -
=================================================================================================

As of March 31, 1999 and 1998, the Company has established a full valuation allowance against its deferred tax assets based on the belief that there was sufficient uncertainty regarding the ability to realize the deferred tax assets.

The difference between the effective income tax rate and the U.S. federal statutory income tax rate for continuing operations is as follows:

ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                                              Year Ended March 31,
                                         ---------------------------
    (In thousands)                       1999       1998       1997
--------------------------------------------------------------------
Statutory federal income tax rate        (34)%      (34)%      (34)%
State tax, net of federal benefit         -- %       -- %       -- %
Loss without tax benefit                  41 %       38 %       25 %
Research and experimental tax credit      (7)%       (6)%       (2)%
Other                                     -- %        2 %       (2)%
--------------------------------------------------------------------
Effective income tax rate                 -- %       -- %      (13)%
====================================================================

The Company acquired SofNet, Inc. in August 1994. As of the acquisition date, SofNet had federal and Georgia net operating loss carryforwards of $9.3 million, which expire through 2009. The federal net operating loss is subject to an annual limitation approximating $0.8 million as a result of the ownership change as defined in Section 382 of the Internal Revenue Code. Any unused annual limitation can be carried forward to subsequent years. In addition, the SofNet operating losses can only be used to offset future earnings of SofNet as a result of separate return limitation rules.

Additionally, as of March 31, 1999, the Company had net operating loss carryforwards of approximately $69.0 million for federal income tax purposes, of which, $20.6 million expire in 2019, $14.6 million expire in 2013,and $33.8 million expire in 2012. The federal net operating loss may be subject to an annual limitation as a result of the Unit Purchase Agreement dated March 3, 1999, which may be deemed an ownership change as defined in Section 382 of the Internal Revenue Code. The limitation, if required, would limit the annual utilization of the accumulated net operating loss. Net operating loss carryforwards for California income tax purposes total approximately $20.8 million, of which $4.1 million expire in 2004, $2.8 million expire in 2003, and $13.9 million expire in 2002.

At March 31, 1999, The Company had unused research and development credits of approximately $1.4 million for federal income tax purposes, which expire through 2019, and approximately $715,000 for California income tax purposes which will carry-forward indefinitely.

--------------------------------------------------------------------------------
Note 11  Subsequent Events
--------------------------------------------------------------------------------
On June 22, 1999 our stockholders approved the proposed amendment to our Certificate of Incorporation to authorize the Board of Directors to adopt a reverse split. On June 23, 1999 the Board of Directors approved a one-for-ten reverse split ratio effective July 6, 1999. The effect of the reverse split has been accounted for where indicated throughout these financial statements.

SCHEDULE II

                     OneWorld Systems, Inc. and Subsidiaries
                        Valuation and Qualifying Accounts

                                                                    March 31,
                                                    --------------------------------------
   (In thousands)                                       1999           1998           1997
------------------------------------------------------------------------------------------

Allowance for returns and doubtful accounts
    Balance beginning of period                     $  1,310       $  6,388       $  1,854
    Additions charged to costs and expenses              328          1,387         20,090
    Deductions                                          (592)        (6,465)       (15,556)
    Relieved due to sale of modem business            (1,014)            --             --
                                                    --------------------------------------
    Balance end of period                           $     32       $  1,310       $  6,388
------------------------------------------------------------------------------------------

Warranty and other product-related obligations
    Balance beginning of period                     $  2,859       $  2,090       $  1,503
    Additions charged to costs and expenses              280          1,855          2,774
    Deductions                                          (178)        (1,086)        (2,187)
    Relieved due to sale of modem business            (2,760)            --             --
                                                    --------------------------------------
    Balance end of period                           $    201       $  2,859       $  2,090
------------------------------------------------------------------------------------------

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Not Applicable.

--------------------------------------------------------------------------------
                                    PART III
--------------------------------------------------------------------------------

ITEM 10     DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         The information required by this item is incorporated by reference to the information set forth in the section entitled "Election of Directors" contained in the Company's Proxy Statement for its 1999 Annual Meeting of Stockholders, to be filed by the Company with the Securities and Exchange Commission within 120 days of the end of the Company's fiscal year ended March 31, 1999, except that the information required by this item concerning the executive officers of the Company is incorporated by reference to the information set forth in the section entitled "Executive Officers of the Company" at the end of Part I, Item 1 of this Form 10-K.

ITEM 11     EXECUTIVE COMPENSATION

         The information required by this item is incorporated by reference to the information set forth in the section entitled "Executive Compensation" contained in the Company's Proxy Statement for its 1999 Annual Meeting of Stockholders to be filed by the Company with the Securities and Exchange Commission within 120 days of the end of the Company's fiscal year ended March 31, 1999.

ITEM 12     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The information required by this item is incorporated by reference to the information set forth in the section entitled "Security Ownership of Certain Beneficial Owners and Management" contained in the Company's Proxy Statement for its 1999 Annual Meeting of Stockholders to be filed by the Company with the Securities and Exchange Commission within 120 days of the end of the Company's fiscal year ended March 31, 1999.

ITEM 13     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The information required by this item is incorporated by reference to the information set forth in the section entitled "Certain Transactions" contained in the Company's Proxy Statement for its 1999 Annual Meeting of Stockholders to be filed by the Company with the Securities and Exchange Commission within 120 days of the end of the Company's fiscal year ended March 31, 1999.

--------------------------------------------------------------------------------
                                     PART IV
--------------------------------------------------------------------------------
ITEM 14.     EXHIBITS, FINANCIAL STATEMENT SCHEDULE, AND REPORTS ON FORM 8-K

 (a)     Financial Statements and Schedule

         The Financial Statements and Schedule filed as part of this Annual Report on Form 10-K are listed in the index under Item 8.

 (b)     Reports on Form 8-K

         On March 11, 1999 the Company filed a Form 8-K in which the Company presented three press releases: February 24, 1999 - OneWorld Systems Reports Delisting from Nasdaq Stock Market, March 3, 1999 -OneWorld Systems Announces $10 Million in New Financing, and March 10, 1999 - OneWorld Systems Closes $10 Million in Financing.

(c)     Exhibits


Exhibit
Number    Description of Document
-------------------------------------------------------------------------------

2.1xx       Asset Purchase Agreement by and among Boca Global, Inc., Boca
            Research, Inc. and the Company, dated as of March 31, 1998

3.1(a)xx    Amended and Restated Certificate of Incorporation of OneWorld
            Systems, Inc.

3.1(b)      Certificate of Designations, Preferences and Rights of Series A
            Convertible Preferred Stock of OneWorld Systems, Inc., dated March
            3, 1999

3.1(c)      Certificate of Amendment to Amended and Restated Certificate of
            Incorporation of OneWorld Systems, Inc., dated June 25, 1999

3.2*        Form of Bylaws of Global Village Communication Delaware

4.1         Reference is made to Exhibits 3.1 through 3.2

4.2* Amended and Restated Investor Rights Agreements among the Company and certain other person named therein, dated as of May 26, 1992

4.3* Employee Shareholder Agreement between the Company and certain stockholders of the Company, as amended, and related schedule

4.4* Common Stock Purchase Agreement between the Company and other parties named therein, dated as of October 2, 1989

4.5*        Series A Junior Preferred Stock Exchange Agreement between the
            Company and other parties named therein, dated as of May 14, 1991

4.6* Series B Preferred Stock Purchase Agreement between the Company and other parties named therein, dated as of May 14, 1991

4.7* Warrant to Purchase 31,395 Shares of Series B Preferred granted by the Company to Company to Dominion Ventures, dated as of November
            27, 1991

4.8* Series C Preferred Stock Purchase Agreement between the Company and other parties named therein, dated as of May 26, 1992

4.9x        Warrant to Purchase 425,000 Shares of Common Stock granted by the
            Company to Boca Research, Inc., dated as of June 18, 1998

4.10 Unit Purchase Agreement between the Company and other parties named therein, Dated as of March 3, 1999

4.11 Investor Rights Agreement dated as of March 3, 1999 by and among the parties to the Unit Purchase Agreement

10.1* Form of Indemnity Agreement entered into between the Company and its directors and officers, with related schedule

10.2**      1991 Stock Option Plan, as amended (the "Option Plan")

10.3*       Form of Incentive Stock Option under the Option Plan

10.4*       Form of Supplemental Stock Option under the Option Plan

10.5*       1993 Employee Stock Purchase Plan

10.10* Distribution Agreement between the Company and Ingram Micro, dated as of February 16, 1993

10.12**     1994 Non-Employee Directors' Stock Option Plan, as amended

10.16++*    Lease Agreement between Herman Christensen Jr. and Raymond P.
            Christensen and the Company dated July 14, 1994

10.17++*    Management Incentive Plan

23.1        Consent of KPMG, LLP

25.1        Power of Attorney (see page 42)

27.1        Financial Data Schedule

           * Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (Registration No 33-73878 as amended) and hereby incorporated by reference herein.

           ** Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q filed with the Commission on November 13, 1998, and hereby incorporated by reference herein.

           x Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q filed with the Commission on August 12, 1998, and hereby incorporated by reference herein.

           xx Filed as an exhibit to the Registrant's Annual Report on Form 10-K/A filed with the Commission on July 2, 1998, and hereby incorporated by reference herein.

          + The Company has received confidential treatment with respect to portions of these Exhibits.

          ++ The Company has requested confidential treatment with respect to portions of this document.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Annual Report on Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized on June 28, 1999.

                                 OneWorld Systems, Inc.

                                 By:  /s/ Neil Selvin
                                      -----------------------------------------
                                      Neil Selvin, President, Chief Executive
                                      Officer and Director


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neil Selvin and Marc E. Linden jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to the Form 10-K Annual Report, and to file the same, with exhibits thereto and other documents in connections therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

       Signature                                 Title                                    Date
       ---------                                 -----                                    ----

/s/ LEONARD A. LEHMANN         Chairman of the Board                                    6/28/99
--------------------------
Leonard A. Lehmann

/s/ NEIL SELVIN                President, Chief Executive Officer and Director          6/28/99
---------------------------      (Principle Executive Officer)
Neil Selvin

/s/ MARC E. LINDEN             Senior Vice President and Chief Financial Officer        6/28/99
---------------------------      (Principle Financial and Accounting Officer)
Marc E. Linden

/s/ KEVIN R. COMPTON           Director                                                 6/28/99
---------------------------
Kevin R. Compton

/s/ KENNETH A. GOLDMAN         Director                                                 6/28/99
---------------------------
Kenneth A. Goldman

/s/ ROGER ROBERTS              Director                                                 6/28/99
---------------------------
Roger Roberts

                               INDEX TO EXHIBITS

Exhibit
Number                            Description
-------                           -----------
2.1xx       Asset Purchase Agreement by and among Boca Global, Inc., Boca
            Research, Inc. and the Company, dated as of March 31, 1998

3.1(a)xx    Amended and Restated Certificate of Incorporation of OneWorld
            Systems, Inc.

3.1(b)      Certificate of Designations, Preferences and Rights of Series A
            Convertible Preferred Stock of OneWorld Systems, Inc., dated March
            3, 1999

3.1(c)      Certificate of Amendment to Amended and Restated Certificate of
            Incorporation of OneWorld Systems, Inc., dated June 25, 1999

3.2*        Form of Bylaws of Global Village Communication Delaware

4.1         Reference is made to Exhibits 3.1 through 3.2

4.2* Amended and Restated Investor Rights Agreements among the Company and certain other person named therein, dated as of May 26, 1992

4.3* Employee Shareholder Agreement between the Company and certain stockholders of the Company, as amended, and related schedule

4.4* Common Stock Purchase Agreement between the Company and other parties named therein, dated as of October 2, 1989

4.5*        Series A Junior Preferred Stock Exchange Agreement between the
            Company and other parties named therein, dated as of May 14, 1991

4.6* Series B Preferred Stock Purchase Agreement between the Company and other parties named therein, dated as of May 14, 1991

4.7* Warrant to Purchase 31,395 Shares of Series B Preferred granted by the Company to Company to Dominion Ventures, dated as of November
            27, 1991

4.8* Series C Preferred Stock Purchase Agreement between the Company and other parties named therein, dated as of May 26, 1992

4.9x        Warrant to Purchase 425,000 Shares of Common Stock granted by the
            Company to Boca Research, Inc., dated as of June 18, 1998

4.10 Unit Purchase Agreement between the Company and other parties named therein, Dated as of March 3, 1999

4.11 Investor Rights Agreement dated as of March 3, 1999 by and among the parties to the Unit Purchase Agreement

10.1* Form of Indemnity Agreement entered into between the Company and its directors and officers, with related schedule

10.2**      1991 Stock Option Plan, as amended (the "Option Plan")

10.3*       Form of Incentive Stock Option under the Option Plan

10.4*       Form of Supplemental Stock Option under the Option Plan

10.5*       1993 Employee Stock Purchase Plan

10.10* Distribution Agreement between the Company and Ingram Micro, dated as of February 16, 1993

10.12**     1994 Non-Employee Directors' Stock Option Plan, as amended

10.16++*    Lease Agreement between Herman Christensen Jr. and Raymond P.
            Christensen and the Company dated July 14, 1994

10.17++*    Management Incentive Plan

23.1        Consent of KPMG, LLP

25.1        Power of Attorney (see page 42)

27.1        Financial Data Schedule

 * Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (Registration No 33-73878 as amended) and hereby incorporated by reference herein.

 ** Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q filed with the Commission on November 13, 1998, and hereby incorporated by reference herein.

 x Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q filed with the Commission on August 12, 1998, and hereby incorporated by reference herein.

 xx Filed as an exhibit to the Registrant's Annual Report on Form 10-K/A filed with the Commission on July 2, 1998, and hereby incorporated by reference herein.

+ The Company has received confidential treatment with respect to portions of these Exhibits.

++ The Company has requested confidential treatment with respect to portions of this document.

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 10-Q

           [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                FOR THE QUARTERLY PERIOD ENDED DECEMBER 31, 1999

                                       OR

          [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                FOR THE TRANSITION PERIOD FROM ______ TO _______

                        COMMISSION FILE NUMBER: 000-23260


                             ONEWORLD SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


                  DELAWARE                                  94-3095680
       (State or other jurisdiction of                   (I.R.S. Employer
       incorporation or organization)                   Identification No.)

                              1144 EAST ARQUES AVE.
                               SUNNYVALE, CA 94086
          (Address of principal executive offices, including zip code)

                                 (408) 523-1100
              (Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [ ] No [X]

The number of shares of Common Stock outstanding as of December 31, 1999 was 4,465,226.

================================================================================

                             ONEWORLD SYSTEMS, INC.

                                    FORM 10-Q

                FOR THE QUARTERLY PERIOD ENDED DECEMBER 31, 1999

                                TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
PART I. FINANCIAL INFORMATION

   Item 1. Consolidated Financial Statements........................................................3

     Condensed Consolidated Balance Sheets
         as of December 31, 1999 and March 31, 1999 (unaudited).....................................3

     Condensed Consolidated Statements of Operations
         for the three and nine months ended December 31, 1999 and 1998 (unaudited).................4

     Condensed Consolidated Statements of Cash Flows
         for the nine months ended December 31, 1999 and 1998 (unaudited)...........................5

     Notes to Condensed Consolidated Financial Statements...........................................6

   Item 2. Management's Discussion and Analysis of
       Financial Condition and Results of Operations................................................9

   Item 3. Quantitative and Qualitative Disclosures About Market Risk..............................14

PART II. OTHER INFORMATION

   Item 1.  Legal Proceedings......................................................................15

   Item 2.  Changes in Securities and Use of Proceeds..............................................15

   Item 3.  Defaults Upon Senior Securities........................................................15

   Item 4.  Submission of Matters to a Vote of Security Holders....................................15

   Item 5.  Other Information......................................................................15

   Item 6.  Exhibits and Reports on Form 8-K.......................................................16

SIGNATURES.........................................................................................17

                        PART I     FINANCIAL INFORMATION

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS

                             ONEWORLD SYSTEMS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (unaudited)

                                                                               December 31,       March 31,
                                                                                   1999             1999
                                                                               ------------       ---------
ASSETS

Current assets:
    Cash and cash equivalents                                                    $  2,086         $ 11,175
    Accounts receivable, net                                                          106               79
    Inventories, net                                                                   --              184
    Other current assets                                                              101              254
                                                                                 --------         --------
        Total current assets                                                        2,293           11,692

Property and equipment, net                                                           277              268
Other assets                                                                           78              168
                                                                                 --------         --------
        Total assets                                                             $  2,648         $ 12,128
                                                                                 ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                             $    335         $    796
    Accrued and other liabilities                                                     830            1,796
                                                                                 --------         --------
        Total current liabilities                                                   1,165            2,592
                                                                                 --------         --------

Stockholders' equity:
    Convertible preferred stock, $0.001 par value (involuntary liquidation value of $3,114,338 and $8,304,900) 5,000,000 shares
        authorized, 1,162,505 and 3,100,000 shares issued and outstanding               1                3

    Common stock, $0.001 par value; 30,000,000 shares authorized,
        4,465,226 and 2,524,429 shares issued and outstanding                           4                2

    Additional paid in capital                                                     53,515           53,511

    Accumulated deficit                                                           (52,037)         (43,980)
                                                                                 --------         --------
        Total stockholders' equity                                                  1,483            9,536
                                                                                 --------         --------
        Total liabilities and stockholders' equity                               $  2,648         $ 12,128
                                                                                 ========         ========


      See accompanying Notes to Condensed Consolidated Financial Statements

                             ONEWORLD SYSTEMS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (unaudited)

                                                       Three months ended           Nine months ended
                                                           December 31,                December 31,
                                                      ----------------------      ----------------------
                                                        1999          1998          1999          1998
                                                      --------      --------      --------      --------
Net revenue                                           $    162      $    122      $    394      $ 12,840
Cost of revenue                                            316            64           473         9,742
                                                      --------      --------      --------      --------
    Gross profit (deficit)                                (154)           58           (79)        3,098
                                                      --------      --------      --------      --------

Operating expenses:
    Research and development                               789           850         2,636         4,469
    Marketing and sales                                  1,601           777         4,082         4,243
    General and administrative                             477           807         1,879         2,925
    Restructuring costs                                     --            --            --           404
                                                      --------      --------      --------      --------
        Total operating expenses                         2,867         2,434         8,597        12,041
                                                      --------      --------      --------      --------
        Loss from operations                            (3,021)       (2,376)       (8,676)       (8,943)
                                                      --------      --------      --------      --------

Other income, net:
    Gain on sale of modem business                          23            --           291         6,128
    Other income, net                                       34            61           192           166
                                                      --------      --------      --------      --------
        Total other income, net                             57            61           483         6,294
                                                      --------      --------      --------      --------

    Loss before income taxes                            (2,964)       (2,315)       (8,193)       (2,649)
    Income tax benefit (provision)                          --            --           (25)           22
                                                      --------      --------      --------      --------
        Loss from continuing operations                 (2,964)       (2,315)       (8,218)       (2,627)
                                                      --------      --------      --------      --------

Discontinued operations:
    Income from discontinued operations, net               161            --           161            90
                                                      --------      --------      --------      --------
        Net loss                                      $ (2,803)     $ (2,315)     $ (8,057)     $ (2,537)
                                                      ========      ========      ========      ========

Basic and diluted per share data:
    Loss per share from continuing operations         $  (0.66)     $  (1.35)     $  (2.17)     $  (1.53)
    Income per share from discontinued operations         0.03            --          0.04          0.05
                                                      --------      --------      --------      --------
        Net loss per share                            $  (0.63)     $  (1.35)     $  (2.13)     $  (1.48)
                                                      ========      ========      ========      ========

Shares used in basic per share computations              4,468         1,718         3,779         1,717
Dilutive effect of stock options                            --            --            --            --
                                                      --------      --------      --------      --------
Shares used in diluted per share computations            4,468         1,718         3,779         1,717
                                                      ========      ========      ========      ========


      See accompanying Notes to Condensed Consolidated Financial Statements

                             ONEWORLD SYSTEMS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (unaudited)

                                                                       Nine months ended
                                                                          December 31,
                                                                    ----------------------
                                                                      1999          1998
                                                                    --------      --------
Operating activities:
    Net loss                                                        $ (8,057)     $ (2,537)
    Adjustments to reconcile net loss to net cash
    used in operating activities:
        Depreciation and amortization                                    153           691
        Gain on sale of modem operations                                (291)       (6,128)
        Loss on disposal of property and equipment                        --             2
        Changes in operating assets and liabilities:
            Accounts receivable, net                                     (27)       (1,007)
            Inventories, net                                             184            28
            Other current assets                                         153            31
            Accounts payable                                            (461)          910
            Accrued and other liabilities                               (514)         (671)
                                                                    --------      --------
    Net cash used in operating activities:
        Continuing operations                                         (8,860)       (8,681)
        Discontinued operations                                         (161)         (184)
                                                                    --------      --------
            Net cash used in operating activities                     (9,021)       (8,865)
                                                                    --------      --------

Investing activities:
    Proceeds from sale of modem business                                  --         7,000
    Proceeds from sale of property and equipment                          --            28
    Purchases of property and equipment                                 (162)          (66)
    Other assets                                                          90            --
                                                                    --------      --------
            Net cash provided in (used in) investing activities          (72)        6,962
                                                                    --------      --------

Financing activities:
    Proceeds from issuance of common stock                                 4             9
                                                                    --------      --------
            Net cash provided in financing activities                      4             9
                                                                    --------      --------

Net decrease in cash and cash equivalents                             (9,089)       (1,894)
Cash and cash equivalents at beginning of period                      11,175         3,097
                                                                    --------      --------
Cash and cash equivalents at end of period                          $  2,086      $  1,203
                                                                    ========      ========

Supplemental disclosures:
Cash paid during the period for:
    Interest                                                        $      7      $    198
    Income taxes                                                    $     25      $     19


      See accompanying Notes to Condensed Consolidated Financial Statements

                             ONEWORLD SYSTEMS, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1.   DESCRIPTION OF BUSINESS

     OneWorld Systems, Inc. ("OneWorld Systems" or the "Company") (founded in 1989 and incorporated in Delaware as Global Village Communication, Inc.) developed and manufactured products that enhanced and simplified wide-area data communications for the small and medium sized office market. The Company's OneWorld(R) OfficePort(TM) family of network communication appliances were designed to be versatile, easy-to-use, cost-effective and expandable solutions that combine Internet access and routing, remote access, modem pooling and fax capabilities. On December 21, 1999 the Company announced its intent to sell substantially all of its non-cash assets to Tut Systems, Inc. and ceased ongoing operations.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION. The interim condensed consolidated financial statements as of December 31, 1999 and for the three and nine months ended December 31, 1999 and 1998, include all adjustments that in the opinion of management are necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. Certain reclassifications have been made for consistent presentation. These financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto contained in the Company's Form 10-K for the fiscal year ended March 31, 1999.

     NET LOSS PER SHARE. Net loss per share has been computed using the weighted average number of shares of common stock outstanding in accordance with SFAS No. 128, "Earnings per Share." Basic earnings per share ("EPS") excludes dilutive securities and is computed by dividing net loss by the weighted-average number of common shares outstanding for the period. Diluted EPS includes dilution and is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. The Company incurred a net loss for all periods presented. Therefore, common stock equivalents of approximately 2,311,000 and 460,000 representing outstanding options, warrants, and convertible preferred stock (using the if-converted method) were not included in the computation for the periods ended December 31, 1999 and December 31, 1998, respectively, because they were anti-dilutive.

     INVENTORIES. Inventories are primarily comprised of finished goods and are stated at the lower of cost or market. Costs are calculated using standard cost, which approximates the lower of actual cost (first-in, first-out method) or market.

3.   RESTRUCTURING COSTS

     As of December 31, 1999, the Company's total accrued restructuring costs balance was approximately $8,000 and is primarily comprised of the remaining lease liabilities on one of its facilities.

     On March 31, 1998 the Company announced a fundamental shift in business strategy to refocus its efforts on its new line of communication servers for small and medium size offices and a change of its name to OneWorld Systems, Inc. During the first quarter of fiscal 1999, the Company recorded a restructuring charge of approximately $404,000. As of December 31, 1999 the accrual balance associated with the March 1998 restructuring was completely utilized leaving a zero balance.

     In December 1996, the Company announced a restructuring plan to streamline its operations, reduce its workforce and enable the Company to improve its operating results. As of December 31, 1999 the accrual balance associated with the December 1996 restructuring was approximately $8,000 and relates primarily to the remaining lease payments on the Marietta, Georgia facility.

4.   DISCONTINUED OPERATIONS

     In the second quarter of fiscal 1997, the Company adopted a formal plan to discontinue its enterprise network server operation based in the United Kingdom (formerly, the Company's ISDN Division). The disposition of the division has been accounted for as a discontinued operation in accordance with Accounting Principles Board (APB) No. 30.

     During the three month period ended December 31, 1999, the Company recorded income from discontinued operations of $161,000 representing the release of reserves accrued for certain contingencies related to the Company's former ISDN Division which have expired.

5.   SALE OF MODEM OPERATIONS

     On June 18, 1998 the Company completed the sale of its modem operations to Boca Research, Inc. ("Boca"). Included in the sale were substantially all of the Company's assets related to the Company's single user modem and software product offerings. Additionally, the Company issued to Boca a five year Warrant to purchase up to 42,500 shares of the Company's Common Stock at approximately $10.00 per share. In consideration for these assets, Boca assumed certain of the Company's liabilities related to the modem operations, paid the Company $4.0 million in cash, and delivered a non-interest bearing promissory note for $6.0 million payable in two equal installments on September 30 and December 31, 1998, which was recorded at $5.855 million. The difference between the recorded value and the face value of the note was recognized as interest income over the life of the note. The loan was fully paid by the end of the fiscal year ended March 31, 1999.

     During the quarter ended June 30, 1998, the Company recorded a gain on the sale of the modem business of $6.128 million and during the quarter ended March 31, 1999 recorded an additional gain of $47,000 representing the release of reserves for contingencies determined to be fully resolved. During the quarter ended June 30, 1999, the Company recorded an additional gain on the sale of the modem business of $268,000 representing the release of the remaining reserves for contingencies which expired on June 18, 1999. During the quarter ended December 31, 1999, the Company recorded an additional gain on the sale of the modem business of $23,000 representing the release of the reserves for contingencies which expired during the quarter. As of December 31, 1999 the cumulative net gain on of the sale of the modem business was $6.466 million.

     The assets purchased by Boca included products which represented the overwhelming majority of the Company's revenues and gross profits in prior years. These products did not contribute to the Company's reported net revenue or gross profit after June 18, 1998.

6.   STOCKHOLDERS' EQUITY

     On June 22, 1999 the Company's stockholders approved the proposed amendment to the Company's Certificate of Incorporation to authorize the Board of Directors to adopt a reverse stock split with respect to the Company's Common Stock. On June 23, 1999 the Board of Directors approved a one-for-ten reverse split ratio effective July 6, 1999. The effect of the reverse split has been accounted for retroactively throughout these financial statements.

     On July 6, 1999, in connection with the one-for-ten reverse split, 50% of the then outstanding Series A Convertible Preferred Stock (or 1,550,000 shares) was automatically converted into Common Stock at a conversion ratio of one-for-one.

     On July 7, 1999, the closing price of the Company's Common Stock, as quoted on the Over The Counter Bulletin Board (the "OTCBB"), exceeded a specific price resulting in the automatic conversion of an additional 12.5% of the originally outstanding Series A Convertible Preferred Stock (or 387,500 shares) into Common Stock at a conversion ratio of one-for-one.

     As of December 31, 1999, 1,162,505 shares of Series A Convertible Preferred Stock remain outstanding. Although these shares may be converted by the holder at any time, the remaining Series A Convertible Preferred Stock would automatically convert into common stock in three equal amounts as a result of the Company's common stock achieving certain future closing prices.

7.   SALE TO TUT SYSTEMS

     On December 20, 1999, the Company signed a letter of intent to sell substantially all of the assets, other than cash, accounts receivable, and other financial assets, of the Company to Tut Systems, Inc. (Tut Systems) a Delaware corporation. The assets to be transferred in the sale include the Company's property and equipment, intellectual property, sales and marketing information, and research and development assets. In consideration for the assets, the Company will receive a total of approximately $2.33 million comprised of up to $580,000 in cash and the balance in shares of Tut Systems common stock having an assigned value of $44.4125 per share. In addition, Tut Systems has entered into an employment relationship with a number of the employees of the Company, whereby Tut Systems will assume the employment of, and preserve the tenure and continuity of employment of these individuals. These employees consist of engineering and sales employees. The balance of the Company's employees, including executive management, will be terminated and offered severance packages based upon their current salary and years of service or specific arrangements. The officers of the Company have voluntarily modified their prior Change of Control Agreements to reduce their severance to a payment of between 6 and 12 months of their respective salaries.

     On December 21, 1999 the Company announced that it had ceased business operations. The Company will seek stockholder approval of the planned asset sale to Tut Systems and for the voluntary plan of liquidation and dissolution of the Company at a Special Meeting of Stockholders currently scheduled in March 2000. Substantially all employees not hired by Tut Systems were terminated on December 20, 1999.

     Upon the dissolution of the Company, the remaining assets of the Company will be distributed to the stockholders. The Series A Preferred Stock has certain preferential rights, including the right to receive distributions upon dissolution. Currently, these preferential rights provides that the holders of Series A Preferred Stock will receive 100% of the first $3.11 million of any such distribution. The Company believes that at the time of dissolution, the assets available for distribution will be less than $3.11 million, therefore, the entire distribution will accrue to the preferred stockholders only.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the attached condensed consolidated financial statements and notes thereto, and with the Company's audited consolidated financial statements and notes thereto for the fiscal year ended March 31, 1999. This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those anticipated in forward-looking statements as a result of the risk factors and other cautionary disclosures set forth below and elsewhere in this report.

OVERVIEW

OneWorld Systems, Inc. (the "Company", "we", or "us") was founded in June 1989 and incorporated in Delaware as Global Village Communication, Inc. On December 21, 1999 the Company announced that it had signed a letter of intent to sell substantially all of the non-cash assets of the Company to Tut Systems, Inc. and had ceased business operations. The Company will seek stockholder approval of the planned asset sale to Tut Systems and for a subsequent voluntary plan of liquidation and dissolution of the Company at a Special Meeting of Stockholders currently scheduled in March 2000. The Company's core engineering group and sales team will become employees of Tut Systems after the asset sale is completed. Substantially all employees not hired by Tut Systems were terminated on December 20, 1999.

From the sale of our single-user modem operations to Boca Research, Inc. in June 1998 to December 20, 1999, we developed and manufactured products that enhanced and simplified wide area data communications for the small and medium sized office market. Our OneWorld(R) OfficePort(TM) family of network communication appliances were designed to be versatile, easy-to-use, cost-effective and expandable solutions that combine Internet access and routing, remote access, on-line service access and fax capabilities. Since September 1999, our primary source of operating revenue has been from the sale of these products.

In conjunction with the introduction of our OfficePort appliance, we refocused our sales efforts around a direct sales and support model. Utilizing telesales and electronic commerce via the Internet, we attempted to sell directly to our end-user customers rather than selling through value-added resellers and other indirect sales channels. Our new product line was dependent upon the commercial acceptance of the products, which in turn depended on continued development and technical enhancement of the products, sales and marketing efforts, technical reviews by independent parties, introductions of new technologies, performance of our suppliers, and announcements by competitors, among other factors. Sales of our products failed to grow as quickly as hoped, and revenues from such sales were consistently below expectations, which had a materially adverse affect on our business, financial condition and results of operations. On December 20, 1999, we ceased all ongoing business operations.

NET REVENUE

On June 18, 1998, we sold our single-user modem operations to Boca Research, Inc. The modem operations accounted for substantially all of our revenue during the prior fiscal year. On December 20, 1999, we ceased all ongoing business operations. Consequently, the comparisons below should not be relied upon as predictors of future performance.

Net revenues include revenues from gross shipments, licenses and royalties, less returns and allowances.

                                                    Three months ended             Nine months ended
                                                       December 31,                   December 31,
(dollars in thousands)                             1999            1998           1999             1998
                                                  -------         -------        -------          -------
Total net revenue                                 $   162         $   122        $   394          $12,840
                                                  -------         -------        -------          -------
Percentage increase (decrease) compared to
    prior fiscal year period                           33%                           (97%)
                                                  -------                        -------

The increase in net revenue for the third quarter of fiscal 2000 as compared to the same period in fiscal 1999 was primarily attributable to the increase in revenues from direct online sales of our OfficePort products. During the quarter ended December 31, 1998, revenue from our discontinued legacy products made up the substantial majority of total net revenue for the quarter. The decrease in revenue for the nine months ended December 31, 1999 when compared to the same nine month period in the prior year is primarily attributable to the sale of our modem operations in June 1998. We sold no modem business products after the close of the transaction with Boca Research on June 18, 1998.

Net revenues for the quarter ended December 31, 1999 increased 122% from $82,000 for the quarter ended September 30, 1999. The increase is primarily attributable to an improved sales volume of the OfficePort appliances.

We have established revenue allowances for estimated future customer returns. There can be no assurance that our historical experience regarding returns and allowances will continue or that our projections will prove accurate.

COST AND EXPENSES

On June 18, 1998, we sold our modem operations to Boca Research. The modem operations accounted for substantially all of our gross profit and a significant portion of our research and development, marketing and sales, and general and administrative expenses during the prior fiscal year. On December 20, 1999, we ceased all ongoing business operations. Consequently, the comparisons below are not predictors of future performance.

GROSS PROFIT

Cost of revenue primarily consisted of cost of materials, contract manufacturing costs, manufacturing overhead expenses, royalty payments and warranty expenses. Our gross profit (deficit) as a percentage of net revenue was:

                                        Three months ended                Nine months ended
                                           December 31,                      December 31,
(dollars in thousands)                 1999             1998            1999             1998
                                     -------          -------         -------          -------
Net revenue                          $   162          $   122         $   394          $12,840
Cost of revenue                          316               64             473            9,742
                                     -------          -------         -------          -------
     Gross profit (deficit)          $  (154)         $    58         $   (79)         $ 3,098
                                     =======          =======         =======          =======
Gross profit (deficit) margin            (95%)             48%            (20%)             23%
                                     =======          =======         =======          =======

The decrease in gross profit margin as a percentage of net revenue for the third quarter ended December 31, 1999 as compared to the comparable period in the prior fiscal year was attributable to an increase in inventory reserves associated with the Company's decision to cease operations. Similarly, gross profit margins as a percentage of net revenues decreased to -95% in the current fiscal quarter from 9% in the fiscal quarter ended September 30, 1999.

OPERATING EXPENSES

Operating expenses are comprised of the following:

                                      Three months ended December 31,                Nine months ended December 31,
                                ------------------------------------------     -----------------------------------------
                                       1999                   1998                   1999                   1998
                                 ------------------     ------------------     ------------------     ------------------
                                           % of net               % of net               % of net               % of net
(dollars in thousands)              $       revenue        $       revenue        $       revenue       $        revenue
                                 -------   --------     -------   --------     -------   --------     -------   --------
Research and development         $   789        487%    $   850        697%    $ 2,636        669%    $ 4,469         35%
Marketing and sales                1,601        988         777        637       4,082       1036       4,243         33
General and administrative           477        294         807        661       1,879        477       2,925         23
Restructuring costs                   --         --          --         --          --         --         404          3
                                 -------                -------                -------                -------
     Total operating expenses    $ 2,867                $ 2,434                $ 8,597                $12,041
                                 -------                -------                -------                -------

RESEARCH AND DEVELOPMENT

Research and development expenses decreased 7% to $789,000 for the third quarter of fiscal 2000 from $850,000 in the comparable quarter of fiscal 1999. For the nine month period ended December 31, 1999, research and development expenses decreased 41% to $2.6 million when compared to the same period of the prior fiscal year. The decrease in research and development expenses for the fiscal quarter comparison is primarily related to a reduction in headcount. The decrease in research and development expenses for the nine month period is primarily related to reductions in headcount and other costs resulting from the sale of the single-user modem operations to Boca Research, Inc. Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established, in compliance with SFAS No. 86, "Accounting for the Costs of Software to be Sold, Leased, or Otherwise Marketed." Historically, software development has been substantially completed concurrently with the establishment of technological feasibility, and, accordingly, no costs have been capitalized to date.

MARKETING AND SALES

Marketing and sales expenses increased 106% to $1.6 million in the third quarter of fiscal 2000 compared to $777,000 during the corresponding period of fiscal 1999. The increase in marketing and sales expense is primarily due to a national advertising campaign for the OfficePort product family and an increase in direct marketing expenses.

Marketing and sales expenses decreased 4% to $4.1 million during the nine months ended December 31, 1999 from $4.2 million from the corresponding nine month period of the prior year. The decline over the nine month period was primarily attributable to a reduction in advertising and promotional expenses, as well as a reduction in personnel costs associated with the sale of the single-user modem operations.

GENERAL AND ADMINISTRATIVE

General and administrative expenses decreased 41% to $477,000 in the third quarter of fiscal 2000 from $807,000 in the third quarter of fiscal 1999. The decrease is primarily due to a reduction in headcount and temporary labor. General and administrative expenses decreased 36% to $1.9 million during the nine month period ended December 31, 1999 from $2.9 million during the same nine month period in the prior fiscal year. General and administrative expenses decreased primarily due to a reduction in personnel costs associated with the sale of the single-user modem operations.

RESTRUCTURING COSTS

On March 31, 1998 we announced a fundamental shift in business strategy to refocus our efforts on our new line of communication servers for small and medium sized offices and a change of our name to OneWorld Systems, Inc. During the first fiscal quarter of 1999, we recorded a restructuring charge of approximately $404,000 comprised of additional one-time costs for severance and employee related costs (approximately $247,000), lease abandonment (approximately $88,000), and fixed asset write-offs (approximately $69,000) associated with the transition to OneWorld Systems. As of December 31, 1999 an accrual balance of approximately $8,000 remained, associated with the lease abandonment of the Marietta, Georgia facility.

NET OTHER INCOME

Other net income consisted of the following:

                                       Three months ended December 31,                   Nine months ended December 31,
                                  -------------------    --------------------     --------------------     --------------------
                                         1999                   1998                     1999                     1998
                                  -------------------    --------------------     --------------------     --------------------
                                             % of net                % of net                 % of net                 % of net
(dollars in thousands)               $       revenue        $        revenue         $        revenue         $        revenue
                                  -------    --------    -------     --------     -------     --------     -------     --------
Interest income                   $    34       21.0%    $    70        57.4%     $   199        50.5%     $   182         1.4%
Interest expense                       --         --          (6)       (4.9)          (7)       (1.8)         (27)       (0.2)
Gain on sale of modem business         23       14.2          --          --          291        73.9        6,128        47.7
Other income (expense), net            --         --          (3)       (2.5)          --          --           11         0.1
                                  -------                -------                  -------                  -------
     Total other income, net      $    57                $    61                  $   483                  $ 6,294
                                  -------                -------                  -------                  -------

Net other income decreased to $57,000 for the third quarter of fiscal 2000 from $61,000 for the third quarter of fiscal 1999. The decrease in other net income is primarily due to the decreased balance of invested surplus cash. By December 31, 1999, all investments were liquidated to meet short term cash requirements. Other income earned during the quarter ended

December 31, 1999 was primarily comprised of earnings from invested surplus cash and the release of certain contingencies related to the sale of the modem operations that expired during the quarter. For the nine months ended December 31, 1999, other net income decreased to approximately $483,000 from $6.3 million earned in the nine month period of the prior fiscal year. The decrease is primarily attributable to a one time gain of $6.1 million on the sale of the modem operations recorded in the first fiscal quarter of 1999.

The effective tax rates for the third quarter of fiscal 2000 and 1999 were zero. For the nine months ended December 31, 1999 the effective tax rate was approximately 0.3%. The income tax provision recorded includes minimum state income taxes for fiscal year 2000 recorded during the first quarter of the fiscal year net of refunds of prior year state income taxes.

LIQUIDITY AND CAPITAL RESOURCES

Our cash and cash equivalents totaled $2.1 million at December 31, 1999, representing 79% of total assets. Our working capital was $1.1 million at December 31, 1999, a decrease of $8.0 million as compared to $9.1 million at March 31, 1999. The decrease in working capital was primarily attributable to the net loss from operations incurred during the nine months ended December 31, 1999.

On December 31, 1999, our principal source of liquidity was $2.1 million in cash and short term investments.

On December 21, 1999 we announced that we have ceased ongoing operations and our intent to sell substantially all of the Company's assets to Tut Systems, Inc. We anticipate that our only future source of liquidity will be the proceeds of this asset sale. The total proceeds of this transaction will be $2.33 million, comprised of up to $580,000 of cash and the balance in Tut Systems Common Stock. We expect that the current capital and the proceeds of the assets sale will provide sufficient cash to satisfy all financial obligations and liabilities through the final dissolution of the Company. The preceding sentence is a forward-looking statement, and actual results could differ materially from those indicated. Failure to meet our expectations of the proceeds of the Asset Sale, operating expenses in excess of expectations, or other unforeseen expenditures could have a material adverse impact on our business, financial condition and results of operations.

Following the close of the asset sale to Tut Systems, the Company will formally dissolve by filing a certificate of dissolution with the Delaware Secretary of State. Upon the dissolution of the Company, the remaining assets of the Company will be distributed to the stockholders. The Series A Preferred Stock has certain preferential rights, including the right to receive distribution upon dissolution. Currently, these preferential rights provide that the holders of Series A Preferred Stock will receive 100% of the first $3.11 million of any such distribution. The Company believes that at the time of dissolution the assets available for distribution will be less than $3.11 million, therefore, the entire distribution will accrue to the preferred stockholders only.

YEAR 2000 ISSUES

Although we are not aware of any material Year 2000 disfunction with respect to any of our systems or products to date, we are aware of the potential for Year 2000 software failures. Since we ceased ongoing business operations on December 20, 1999, we believe it is unlikely that we will be materially impacted by the Year 2000 readiness of our customers, suppliers and other business partners. We have not experienced any disfunction of such third parties' systems to date.

SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY AND CESSATION OF
OPERATIONS

On February 7, 2000, the Company entered into an agreement to sell substantially all of its assets, other than cash, accounts receivable, and other financial assets, to Tut Systems, Inc., a Delaware corporation. Pursuant to the terms of the agreement, and subject to receipt of any required stockholder approvals, the Company will sell to Tut Systems, and Tut Systems will purchase from the Company, substantially all of the Company's assets. The assets to be transferred in the sale include the Company's property and equipment, intellectual property, sales and marketing information, and research and development assets. In consideration for the assets, the Company will receive a total of approximately $2.33 million comprised of up to $580,000 in cash and the balance in shares of Tut Systems common stock having an assigned value of $44.4125 per share. In addition, Tut Systems has entered into an employment relationship with a number of the employees of the Company, whereby Tut Systems will assume the employment of, and preserve the tenure and continuity of employment of these individuals. These employees consist of engineering and sales employees. The balance of the Company's employees, including executive management, will be terminated and offered severance packages based upon their current salary and years of service or specific arrangements. The officers of the Company have voluntarily modified their prior Change of Control Agreements to reduce their severance to a payment of between 6 and 12 months of their respective salaries.

On December 21, 1999 the Company announced that it had ceased business operations. The Company will seek stockholder approval of the planned asset sale to Tut Systems and for the voluntary plan of liquidation and dissolution of the Company at a Special Meeting of Stockholders currently scheduled in March 2000. Substantially all employees not hired by Tut Systems were terminated on December 20, 1999.

Upon the dissolution of the Company, the remaining assets of the Company will be distributed to the stockholders. The Series A Preferred Stock has certain preferential rights, including the right to receive distributions upon dissolution. Currently, these preferential rights provides that the holders of Series A Preferred Stock will receive 100% of the first $3.11 million of any such distribution. The Company believes that at the time of dissolution, the assets available for distribution will be less than $3.11 million, therefore, the entire distribution will accrue to the preferred stockholders only.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risk from interest rate changes, and changes in the market value of our investments.

INTEREST RATE RISK

We invest our excess cash in debt instruments of the U.S. Government and its agencies, and of high-quality corporate issuers. By policy, we limit the amount of our credit exposure to any one issue. We attempt to protect and preserve our invested funds by limiting default, market and reinvestment risk. We also require that a certain level of liquidity be maintained, and as a result, we invest in debt instruments that will mature in the short-term. As instruments mature, funds are reinvested in similar short-term investments. We began actively investing our surplus cash in these types of investment vehicles in July 1999.

Investments in both fixed and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less than expected returns if interest rates fall. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates and we may suffer losses in principal if forced to sell securities that have declined in market value due to changes in interest rates.

The effect of interest rate fluctuations on us during the third quarter of fiscal 2000 and during the nine month period ended December 31, 1999 was not material, nor do we currently anticipate that it will have a significant impact prior to our planned dissolution.

INVESTMENT RISK

We are exposed to investment risk as the result of the impact of interest rate fluctuations on the market value of our investments. We currently hold no equity investments. However, in the event that the Company closes the asset sale with Tut Systems, as part of the consideration for the sale, the Company will receive up to 52,500 unregistered shares of Tut Systems common stock. This equity carries the risk of any equity security that has experienced value fluctuations in a volatile market. The shares to be received will be unregistered, therefore the Company carries the additional risk associated with the inability to sell the securities in the public markets should the market value of the Tut stock decline. The effect of market risk arising from our investment holdings during the third quarter of fiscal 2000 and during the nine month period ended December 31, 1999 was not material, nor do we currently anticipate that it will have a significant impact prior to our planned dissolution.

                           PART II. OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS    -  Not applicable.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS - Not applicable.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES  -  Not applicable.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS-  Not applicable.

ITEM 5.  OTHER INFORMATION -  Not applicable.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

   (a) Exhibits

  Exhibit
   Number      Description of Document
  ---------    -----------------------------------------------------------------
  3.1(a) +     Amended and Restated Certificate of Incorporation of OneWorld
               Systems, Inc.

  3.1(b) ++    Certificate of Designations, Preferences and Rights of Series A
               Convertible Preferred Stock of OneWorld Systems, Inc., dated
               March 3, 1999

  3.1(c) ++    Certificate of Amendment to Amend and Restate Certificate of
               Incorporation of OneWorld Systems, Inc., dated June 25, 1999

  3.2 *        Form of Bylaws of Global Village Communication, Inc.

  4.1          Reference is made to Exhibits 3.1 and 3.2

  4.9 ++       Warrant to purchase 42,500 Shares of Common Stock granted by the
               Company to Boca Research, inc. dated as of June 18, 1998

  4.10 ++ Unit Purchase Agreement between the Company and other parties named therein, dated as of March 3, 1999

  4.11 ++ Investor Rights Agreement dated as of March 3, 1999 by and among the parties to the Unit Purchase Agreement

  10.1 * Form of Indemnity Agreement entered into between the Company and its directors and officers, with related schedule

  10.2 +       1991 Stock Option Plan, as amended (the "Option Plan")

  10.3 *       Form of Incentive Stock Option under the Option Plan

  10.4 *       Form of Supplemental Stock Option under the Option Plan

  10.5 *       1993 Employee Stock Purchase Plan

  10.16 *>     Lease agreement between Herman Christensen, Jr. and Raymond P.
               Christensen and the Company dated July 14, 1994

  10.17 *>     Management Incentive Plan

  10.18 +++    1999 Stock Plan

  10.19 +++    Form of Agreement for Employees under the 1999 Stock Plan

  10.20 +++    Form of Agreement for Automatic Grants under the 1999 stock Plan

  27.1         Financial Data Schedule

               * Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (Registration No 33-73878 as amended) and hereby incorporated by reference herein.

               + Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q filed with the Commission on November 13, 1998, and hereby incorporated by reference herein.

               ++ Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q filed with the Commission on August 12, 1998, and hereby incorporated by reference herein.

               + Filed as an exhibit to the Registrant's Annual Report on Form 10-K/A filed with the Commission on July 2, 1998, and hereby incorporated by reference herein.

               ++ Filed as an exhibit to the Registrant's Annual Report on Form 10-K filed with the Commission on June 29, 1999, and hereby incorporated by reference herein.

               +++ Filed as an exhibit to the Registrant's Registration
                   Statement on Form S-8 (Registration No 333-86259) filed with the Commission on August 31, 1999, and hereby incorporated by reference herein

               > The Company has requested confidential treatment with respect to portions of this document.


    (b)  Reports on Form 8-K

         On December 27, 1999 the Company filed an 8-K in which the Company announced its intent to sell the assets of the Company to Tut Systems, Inc. and the immediate cessation of business operations.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      OneWorld Systems, Inc.



Date: February 14, 2000                    /S/ Neil Selvin
                                      ------------------------------------------
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)


Date: February 14, 2000                   /S/ Marc E. Linden
                                      ------------------------------------------
                                          Senior Vice President Finance and
                                          Chief Financial Officer
                                          (Principal Financial and Accounting
                                          Officer)

EXHIBIT INDEX



  Exhibit
   Number      Description of Document
  ---------    -----------------------------------------------------------------
  3.1(a) +     Amended and Restated Certificate of Incorporation of OneWorld
               Systems, Inc.

  3.1(b) ++    Certificate of Designations, Preferences and Rights of Series A
               Convertible Preferred Stock of OneWorld Systems, Inc., dated
               March 3, 1999

  3.1(c) ++    Certificate of Amendment to Amend and Restate Certificate of
               Incorporation of OneWorld Systems, Inc., dated June 25, 1999

  3.2 *        Form of Bylaws of Global Village Communication, Inc.

  4.1          Reference is made to Exhibits 3.1 and 3.2

  4.9 ++       Warrant to purchase 42,500 Shares of Common Stock granted by the
               Company to Boca Research, inc. dated as of June 18, 1998

  4.10 ++ Unit Purchase Agreement between the Company and other parties named therein, dated as of March 3, 1999

  4.11 ++ Investor Rights Agreement dated as of March 3, 1999 by and among the parties to the Unit Purchase Agreement

  10.1 * Form of Indemnity Agreement entered into between the Company and its directors and officers, with related schedule

  10.2 +       1991 Stock Option Plan, as amended (the "Option Plan")

  10.3 *       Form of Incentive Stock Option under the Option Plan

  10.4 *       Form of Supplemental Stock Option under the Option Plan

  10.5 *       1993 Employee Stock Purchase Plan

  10.16 *>     Lease agreement between Herman Christensen, Jr. and Raymond P.
               Christensen and the Company dated July 14, 1994

  10.17 *>     Management Incentive Plan

  10.18 +++    1999 Stock Plan

  10.19 +++    Form of Agreement for Employees under the 1999 Stock Plan

  10.20 +++    Form of Agreement for Automatic Grants under the 1999 stock Plan

  27.1         Financial Data Schedule

               * Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (Registration No 33-73878 as amended) and hereby incorporated by reference herein.

               + Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q filed with the Commission on November 13, 1998, and hereby incorporated by reference herein.

               ++ Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q filed with the Commission on August 12, 1998, and hereby incorporated by reference herein.

               + Filed as an exhibit to the Registrant's Annual Report on Form 10-K/A filed with the Commission on July 2, 1998, and hereby incorporated by reference herein.

               ++ Filed as an exhibit to the Registrant's Annual Report on Form 10-K filed with the Commission on June 29, 1999, and hereby incorporated by reference herein.

               > The Company has requested confidential treatment with respect to portions of this document.

                                      PROXY
                             ONEWORLD SYSTEMS, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PROXY FOR THE APRIL 21, 2000 SPECIAL MEETING OF STOCKHOLDERS


The undersigned stockholder of OneWorld Systems, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement, each dated March 21, 2000, and hereby appoints Neil Selvin and Marc Linden and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of OneWorld Systems, Inc., to be held on April 21, 2000 at 9:00 a.m., local time, at the offices of Wilson Sonsini Goodrich & Rosati P.C. located at 975 Page Mill Road, Palo Alto, California, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock and Series A Preferred Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth below.


      Please mark
 [X}  votes as in this
      example.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, IT WILL BE VOTED FOR PROPOSALS 1
THROUGH 4 AND IN THE DISCRETION OF THE PROXIES AS TO OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                                                     For    Against    Abstain
1.  To approve and adopt that certain Asset Purchase Agreement, as amended,          [ ]      [ ]        [ ]
    dated February 7, 2000 (the "Agreement") and the transactions contemplated thereby, substantially as described in the Proxy Statement accompanying this
    Notice, pursuant to which Tut Systems, Inc., a Delaware corporation
    ("Buyer"), will purchase from the Company substantially all of the Company's assets (collectively, the "Assets").

2.  To approve and adopt the Plan of Dissolution of the Company.                     [ ]      [ ]        [ ]

                                                                                    Grant              Withhold
3.  To transact such other business as may properly come before the meeting or       [ ]                 [ ]
    any adjournment or postponement thereof.

                                                  MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW            [ ]


                                                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                                                  USING THE ENCLOSED ENVELOPE

                                                  (Please sign exactly as your name appears on the stockholder list. If shares are held jointly, each holder should sign.
                                                  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, sign in partnership name by authorized person.)


                                                  Dated:                                , 2000
                                                        --------------------------------


                                                  -------------------------------------------------------------
                                                  Printed name of Stockholder(s)


                                                  -------------------------------------------------------------
                                                  Signature


                                                  -------------------------------------------------------------
                                                  Signature, if held jointly


                           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                                           USING THE ENCLOSED ENVELOPE